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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                   NIEMIN PORTER & CO. d/b/a CAST ALLOYS, INC.

                                       and

                     THE STOCKHOLDERS OF NIEMIN PORTER & CO.
                            LISTED ON ANNEX I HERETO,
                                   as Sellers

                                       and

                             NEENAH FOUNDRY COMPANY,
                                    as Buyer

                                December 3, 1998
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                                TABLE OF CONTENTS

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ARTICLE I
         DEFINITIONS; INTERPRETATION..............................................................................1
         Section 1.1       Certain Defined Terms..................................................................1
         Section 1.2       Interpretation........................................................................10
         Section 1.3       Business Days.........................................................................10
         Section 1.4       Accounting Conventions................................................................10

ARTICLE II
         PURCHASE AND SALE OF STOCK AND EQUIVALENTS; CLOSING.....................................................11
         Section 2.1       Transfer of Stock and Warrants........................................................11
         Section 2.2       Closing...............................................................................11
         Section 2.3       Consideration for Stock and Warrants..................................................11
         Section 2.4       Purchase Price Adjustment.............................................................12
         Section 2.5       Closing Deliveries by Sellers.........................................................14
         Section 2.6       Closing Deliveries by Buyer...........................................................15
         Section 2.7       EBITDA Adjustment.....................................................................16
         Section 2.8       Stock Options.........................................................................18

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF
         THE COMPANY AND THE STOCKHOLDERS........................................................................19
         Section 3.1       Representations and Warranties of the Sellers Concerning the
                           Transaction...........................................................................19
         Section 3.2       Representations and Warranties Concerning the Company and Its
                           Subsidiaries..........................................................................20

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................37
         Section 4.1       Organization of Buyer.................................................................37
         Section 4.2       Authorization; Validity...............................................................37
         Section 4.3       No Conflict or Violation..............................................................37
         Section 4.4       Consents and Approvals................................................................38
         Section 4.5       No Brokers............................................................................38

ARTICLE V
         COVENANTS OF THE SELLERS AND COMPANY....................................................................38
         Section 5.1       Access to Information and Records.....................................................38
         Section 5.2       Conduct of Business...................................................................39
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         Section 5.3       Preservation of Business..............................................................39
         Section 5.4       Notice of Events......................................................................39
         Section 5.5       Exclusivity...........................................................................40
         Section 5.6       Non-Competition; Non-Interference; Non-Solicitation...................................40
         Section 5.7       Consents and Best Efforts.............................................................43
         Section 5.8       Public Announcements..................................................................44
         Section 5.9       Appointment of Sellers' Representatives...............................................44
         Section 5.10      Indemnification of Sellers' Representatives...........................................45
         Section 5.11      Additional Shares.....................................................................45

ARTICLE VI
         TERMINATION.............................................................................................45
         Section 6.1       Termination...........................................................................45
         Section 6.2       Effect of Termination.................................................................46

ARTICLE VII
         CONDITIONS TO SELLER'S OBLIGATIONS......................................................................46
         Section 7.1       Representations, Warranties and Covenants.............................................46
         Section 7.2       No Injunction.........................................................................46
         Section 7.3       Opinion of Counsel....................................................................46
         Section 7.4       Payments..............................................................................47
         Section 7.5       Certificates..........................................................................47
         Section 7.6       HSR Act Waiting Period................................................................47
         Section 7.7       Absence of Litigation.................................................................47
         Section 7.8       Documents to be Delivered by Buyer....................................................47
         Section 7.9       Management Arrangements...............................................................48
         Section 7.10      Additional Seller.....................................................................48

ARTICLE VIII
         CONDITIONS TO BUYER'S OBLIGATIONS.......................................................................48
         Section 8.1       Representations, Warranties and Covenants.............................................48
         Section 8.2       Consents; Releases....................................................................48
         Section 8.3       No Injunction.........................................................................48
         Section 8.4       HSR Act Waiting Period................................................................48
         Section 8.5       No Material Adverse Effect............................................................48
         Section 8.6       Additional Seller.....................................................................48
         Section 8.7       Documents to be Delivered by Company..................................................49
         Section 8.8       Absence of Litigation.................................................................50
         Section 8.9       Management Arrangements...............................................................51
         Section 8.10      Real Property.........................................................................51
         Section 8.11      Financing.............................................................................51
         Section 8.12      Due Diligence.........................................................................52
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         Section 8.13      All Proceedings To be Satisfactory....................................................52

ARTICLE IX
         POST-CLOSING COVENANTS..................................................................................52
         Section 9.1       Further Assurances....................................................................52
         Section 9.2       Tax Matters...........................................................................52
         Section 9.3       Employee Benefits Matters.............................................................55
         Section 9.4       Transition............................................................................56
         Section 9.5       Confidentiality.......................................................................56
         Section 9.6       Subsidiary Shares.....................................................................56

ARTICLE X
         INDEMNIFICATION.........................................................................................57
         Section 10.1      Survival, Representations and Warranties..............................................57
         Section 10.2      Indemnification Obligation of Sellers.................................................57
         Section 10.3      Indemnification Obligation of Buyer...................................................60
         Section 10.4      Indemnification Procedures............................................................60
         Section 10.5      Payment...............................................................................62

ARTICLE XI
         MISCELLANEOUS...........................................................................................63
         Section 11.1      Assignment............................................................................63
         Section 11.2      Notices...............................................................................63
         Section 11.3      Choice of Law.........................................................................65
         Section 11.4      Entire Agreement; Amendments and Waivers..............................................65
         Section 11.5      Counterparts..........................................................................65
         Section 11.6      Invalidity............................................................................65
         Section 11.7      Headings..............................................................................66
         Section 11.8      Expenses..............................................................................66
         Section 11.9      Specific Performance..................................................................66
         Section 11.10     Time is of the Essence; Computation of Time...........................................66
         Section 11.11     Waiver of Jury Trial..................................................................66
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                              Annexes and Exhibits

Annex I              -     Stockholders

Exhibit A            -     Financial Statements
Exhibit B            -     Form of Working Capital Statement
Exhibit C            -     EBITDA Calculation
Exhibit D            -     Form of Nieminski Release
Exhibit E            -     Form Opinion of Kirkland & Ellis
Exhibit F            -     Form Opinion of Counsel to Company and Sellers
Exhibit G-1          -     Form of Executive Release
Exhibit G-2          -     Form of Employee Release
Exhibit H            -     Form of Nieminski Agreement


                               Disclosure Schedule

Section 2.3          -     Allocable Share
Section 3.1(c)       -     Shares Held by Sellers
Section 3.2(a)       -     Jurisdictions in Which the Company and International
                           Golf Are Qualified to Do Business
Section 3.2(b)       -     Capitalization
Section 3.2(c)       -     Non-Contravention
Section 3.2(e)       -     Title to Assets
Section 3.2(f)       -     Subsidiaries
Section 3.2(h)       -     Agreements Entered Into Since 6-30-98
Section 3.2(k)       -     Tax Matters
Section 3.2(l)       -     Real Property
Section 3.2(m)       -     Proprietary Rights
Section 3.2(p)       -     Contracts
Section 3.2(r)       -     Insurance
Section 3.2(s)       -     Litigation
Section 3.2(t)       -     Product Warranty Provisions
Section 3.2(w)       -     Employee Benefit Plans
Section 3.2(x)       -     Transactions with Affiliates
Section 3.2(y)       -     Environmental Matters
Section 3.2(z)       -     Funded Debt
Section 4.4          -     Buyers Consents and Approvals
Section 8.2          -     Consents and Releases


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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of December 3, 1998, by and among NIEMIN PORTER & CO. d/b/a CAST ALLOYS, INC., a California corporation (the "Company"), the stockholders, option holders and warrant holders of the Company listed on Annex I hereto (the "Stockholders" or the "Sellers"), and NEENAH FOUNDRY COMPANY, a Wisconsin corporation (the "Buyer"). The Sellers, the Company and the Buyer are referred to collectively herein as the "Parties".

                  WHEREAS, Sellers own 1,285,439 shares of Common Stock (as defined below) of the Company and have the right to acquire 274,999 shares of Common Stock pursuant to the Nieminski Agreement (as defined below), and 245,000 shares of Preferred Stock (as defined below) of the Company, and Executive Options (as defined below) to purchase 117,000 shares of Common Stock (collectively, the "Stock"), and warrants and contingent warrants to purchase 446,123 shares of Common Stock (the "Warrants") constituting all of the issued and outstanding capital stock and capital stock equivalents of the Company; and

                  WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell, transfer and convey to Buyer, the Stock and the Warrants, all subject to the terms and conditions of this Agreement.

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

                  Section 1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Acquisition Proposal" has the meaning specified in Section
5.5.

                  "Adjustment Statement" has the meaning specified in Section 2.4(c)(i).

                  "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.
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                  "Affiliated Group" means any affiliated group within the
meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                  "Allocable Share" means with respect to the proportionate share of any Seller in a particular amount, a fraction the numerator of which is equal to the total portion of the Purchase Price payable to such Seller as set forth in Section 2.3 of the Disclosure Schedule and the denominator of which is the total portion of the Purchase Price payable to the Sellers in aggregate as set forth in Section 2.3 of the Disclosure Schedule.

                  "Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiary International Golf as at June 30, 1998 together with the notes thereon audited by Arthur Andersen & Co., previously delivered to Buyer and attached hereto as part of Exhibit A.

                  "Balance Sheet Date" means June 30, 1998.

                  "Base Rate" means the prime lending rate announced from time to time by the Chase Manhattan Bank.

                  "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or Multiemployer Plan, (B) is maintained or contributed to by or required to be maintained or contributed to by Sellers or the Company or any of its Subsidiaries, or (C) covers any current or former employee of the Company or any of its Subsidiaries.

                  "Buyer" has the meaning set forth in the first paragraph of this Agreement.

                  "Buyer Indemnitee" has the meaning specified in Section 10.2.

                  "Buyer Accountant" has the meaning specified in Section 2.4(c)(i).

                  "Closing" has the meaning specified in Section 2.2.

                  "Closing Date Balance Sheet" has the meaning specified in
Section 2.4(c)(i).

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.


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                  "Common Stock" means the Company's common stock, no par value.

                  "Common Stock Equivalents" has the meaning set forth in
Section 3.2(b).

                  "Company" has the meaning set forth in the first paragraph of this Agreement.

                  "Company Business" has the meaning specified in Section
5.6(a).

                  "Company Proprietary Rights" means all Proprietary Rights owned or used by the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past and future infringements or misappropriation thereof), the right to sue and recover for past infringement or misappropriation thereof, and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights.

                  "Company's Accountant" has the meaning specified in Section 2.4(c)(i).

                  "Confidential Company Information" has the meaning specified in Section 5.6(a).

                  "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public (including, technology, methods of doing business, supplier and customer information, and financial information).

                  "Controlled Group" has the meaning set forth in Section 1563 of the Code.

                  "Covered Person" means each of John R.C. Porter, John Sheehan, Randy Kelch, Ajendra Singh and Jim Collins.

                  "Credit Agreement" means the Credit Agreement by and among Buyer and the lenders and other parties thereto dated as of April 30, 1997 as amended and restated as of September 12, 1997, as of April 3, 1998 and as of September 8, 1998, as the same may be amended, restated, supplemented, modified, refinanced or replaced, from time to time.

                  "DGCL" means the Delaware General Corporation Law, as amended.

                  "Disclosure Schedule" means the disclosure schedule delivered by the Company and the Sellers to the Buyer on the date hereof and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

                  "Earn-Out Amount" has the meaning specified in Section 2.7(a).



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                  "Earn-Out Statement" has the meaning specified in Section
2.7(d).

                  "EBITDA" has the meaning specified in Section 2.7(c).

                  "EBITDA Deficiency" has the meaning specified in Section
2.7(b).

                  "EBITDA Rebate Amount" has the meaning specified in Section 2.7(b).

                  "Employee Benefit Plans" means all Benefit Arrangements, Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

                  "Employee Option" means each option to purchase Common Stock issued pursuant to the Employee Option Plan, and collectively, the "Employee Options."

                  "Employee Option Plan" means the Niemin Porter & Co. 1996 Employee Stock Option Plan adopted by the Company's board of directors as of January 7, 1997, as the same may be amended, supplemented or modified from time to time.

                  "Employee Pension Benefit Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer
Plan) (A) which the Company or any Subsidiary maintains or contributes to or with respect to which the Company or any Subsidiary has any liability, or (B) which covers any current or former employee of the Company or any Subsidiary.

                  "Employee Release" has the meaning specified in Section 2.8.

                  "Employee Welfare Benefit Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (A) which the Company or any Subsidiary maintains or contributes to or with respect to which the Company or any Subsidiary has any liability, or (B) which covers any current or former employee of the Company or any Subsidiary.

                  "Encumbrances" means all Liens, encumbrances or other defects in title.

                  "Environmental, Health, and Safety Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including, the General Law of Ecological


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Equilibrium and Environmental Protection and its amendments, the Regulations of the General Law of Ecological Equilibrium and Environmental Protection in Matters of Hazardous Waste, the Regulations to the General Law of Ecological Equilibrium and Environmental Protection in Matters of Air Pollution, and related Regulations, the Federal Labor Law, applicable Official Mexican Norms, and any and all other Decrees, Regulations, Agreements which would apply in Mexico to all those hazardous materials and wastes classified as such under the applicable Official Mexican Norm and corresponding amendments.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means The Chase Manhattan Bank.

                  "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date by and among the Buyer, the Sellers and the Escrow Agent.

                  "Escrow Portion" has the meaning specified in Section 2.7(b).

                  "Estimated Adjustment" has the meaning specified in Section 2.4(b).

                  "Estimated Closing Balance Sheet" has the meaning specified in
Section 2.4(a).

                  "Estimated Closing Working Capital" has the meaning specified in Section 2.4(b).

                  "Estimated Taxes" has the meaning specified in Section 9.2(b).

                  "Executive Committee" means the managing body of the Company comprised of Messrs. John Sheehan, Randy Kelch, Ajendra Singh and Jim Collins.

                  "Executive Option" means each option to purchase Common Stock issued pursuant to the Executive Option Plan, and collectively, the "Executive Options."

                  "Executive Option Plan" means the Niemin Porter & Co. 1996 Key Executive Option Plan adopted June 28, 1996, as the same may be amended, restated, supplemented or modified from time to time.

                  "Executive Release" has the meaning specified in Section 2.8.

                  "Executives" shall mean each of Ajendra Singh, John Sheehan, Randy Kelch and any other person holding Executive Options.

                  "Final Closing Date Balance Sheet" has the meaning specified in Section 2.4(c)(iv).


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                  "Final Closing Date Working Capital" has the meaning specified in Section 2.4(c)(iv).

                  "Financial Statements" has the meaning specified in Section 3.2(g).

                  "Funded Debt" of the Company or any Subsidiary means, without duplication, all obligations under indebtedness for borrowed money (including, without limitation, principal, interest, overdrafts, penalties, premiums, fees, expenses, indemnities and breakage costs), all obligations under capital leases, notes payable, guaranties of indebtedness for borrowed money and drafts accepted representing extensions of credit.

                  "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Taxes" means taxes measured by or with reference to net income imposed by any federal, state, local or foreign governmental taxing authority, including additions to tax and penalties related to such taxes, and interest on such taxes and on such additions to tax and penalties.

                  "Independent Accounting Firm" has the meaning specified in
Section 2.4(c)(iii).

                  "International Golf" means International Golf, S.A. de C.V., a corporation duly organized and validly existing under the laws of the United Mexican States ("Mexico"), incorporated under Public Instrument number 15596, Volume 206, dated 17 July, 1974, issued by Mr. Nicolas Gomez, Notary Public number 2, in and for Mexicali, in Baja California, Mexico, same which is recorded with the Public Registry of the Property, Commerce Section, in Mexicali, Mexico, under entry number 11327, Folio 410, Book No. 34, on 29 August, 1974.

                  "Knowledge" means any fact or information of which a Person has a conscious awareness or, by virtue of such Person's position should know because the fact or information would ordinarily be reported to such Person or the fact or information is a matter of public record or would be easily discovered upon reasonable inspection or inquiry.

                  "Knowledge of the Company" means any fact or information of which any member of the Executive Committee or board of directors of the Company has conscious awareness or, by virtue of such person's position should know because the fact or information would ordinarily be reported to such person or the fact or information is a matter of public record or would be easily discovered upon reasonable investigation or inquiry.

                  "Leased Property" has the meaning specified in Section 3.2(l)(ii).


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                  "Leases" has the meaning specified in Section 3.2(l)(ii).

                  "Lender" means the Chase Manhattan Bank, N.A. or such other bank or financial institution as shall serve from time to time as the senior lender or administrative agent under the Credit Agreement.

                  "Lien" means any claim, lien, pledge, option, charge, security interest, mortgage, right-of-way, encumbrance or other right of any third party.

                  "Losses" means any claims, liabilities, losses, damages (including consequential damages and damages for lost profits), deficiencies, assessments, judgments, remediations and costs or expenses (including reasonable attorneys', consultants' and experts' fees and expenses).

                  "Material Adverse Effect" has the meaning specified in Section 3.2(c).

                  "Monogram" means Monogram Software, Inc., a California corporation.

                  "Most Recent Balance Sheet" has the meaning specified in
Section 3.2(g).

                  "Most Recent Financial Statements" has the meaning specified in Section 3.2(g).

                  "Most Recent Fiscal Month End" has the meaning specified in
Section 3.2(g).

                  "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA with respect to which the Company has any obligation to contribute or any liability or potential liability.

                  "Nieminski Agreement" means that certain Purchase and Sale Agreement dated as of the date hereof by and between Gerald J. Nieminski as Trustee of the Nieminski Living Trust and certain of the Sellers parties thereto to purchase in the aggregate 274,999 shares of Common Stock in the form attached hereto as Exhibit H.

                  "Nieminski Release" has the meaning specified in Section 6.1(b)(v).

                  "Objection Notice" has the meaning specified in Section 2.4(c)(i).

                  "Option Exercise and Sale Agreement" has the meaning specified in Section 2.8.

                  "Option Plans" shall mean the Executive Option Plan and the Employee Option Plan.

                  "Option Share Purchase Price" has the meaning specified in
Section 2.3(b).


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                  "Option Shares" has the meaning specified in Section 2.8.

                  "Options" means collectively the Employee Options and the Executive Options.

                  "Optionholders" shall mean the Executives and the Specified Employees.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Parties" has the meaning set forth in the first paragraph of this Agreement.

                  "Paying Agent" shall mean a Person specified by Sellers in a notice delivered to Buyer not less than five (5) business days prior to Closing, who shall be responsible for the distribution of the Option Share Purchase Price.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

                  "Potential Sale" has the meaning specified in Section 5.5.

                  "Pre-Closing Period" means any taxable period ending on or before the Closing Date.

                  "Preferred Stock" means the Company's preferred stock, no par value.

                  "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                  "Proprietary Rights" means all (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software, data bases and documentation, and (v) trade secrets and other confidential information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

                  "Real Property" has the meaning specified in Section
3.2(l)(ii).


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                  "Restricted Period" has the meaning specified in Section
5.6(a)(i).

                  "Restrictive Covenants" has the meaning specified in Section 5.6(b).

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Most Recent Financial Statements, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

                  "Sellers" has the meaning set forth in the first paragraph of this Agreement.

                  "Sellers' Representatives" means Thomas H. Lauer, John R. C. Porter, and Randy Kelch acting from and after the date hereof as a committee on behalf of the Sellers in accordance with Section 5.9.

                  "Specified Employees" means each Person listed in Section 3.2(b) of the Disclosure Schedule as a holder of Employee Options.

                  "Statement" has the meaning specified in Section 5.9(b).

                  "Stock" has the meaning set forth in the first recital to this Agreement.

                  "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

                  "Subsidiary" means any Person whose (a) securities having ordinary voting power to elect a majority of its board of directors or managing or general partners (or other persons having similar functions) or (b) other ownership interests (including partnership and membership interests) ordinarily constituting a majority interest in the capital, profits or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by such other Person, or by one or more other Subsidiaries of such other Person, or by such other Person and one or more of its other Subsidiaries. Unless the context otherwise requires, each reference herein to a Subsidiary refers to a Subsidiary of the Company. With respect to United Mexican States, Subsidiary shall mean International Golf.

                  "Target Working Capital" means $10,819,000.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property,


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personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Title Company" has the meaning specified in Section 8.10.

                  "Warrants" has the meaning set forth in the first recital to this Agreement.

                  "Working Capital" means, as of the date of determination, an amount equal to the consolidated current assets of the Company , less the consolidated current liabilities of the Company, in each case determined in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that amounts in respect of Taxes and Funded Debt shall not be included in the determination of current assets or current liabilities and amounts in respect of capitalized tooling costs and amounts paid in respect of brokerage expenses shall not be included in the determination of current assets.

                  "Working Capital Rebate Amount" has the meaning specified in
Section 2.4(d).

                  "Working Capital Statement" has the meaning specified in
Section 2.4(a).

                  "1998 EBITDA" has the meaning specified in Section 2.7.

                  "1998 Fiscal Year" means the twelve month period beginning January 1, 1998 and ending December 31, 1998.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

                  Section 1.3 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.


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                  Section 1.4 Accounting Conventions. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Date Balance Sheet and the Earn-Out Statement shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Company; provided, that all known arithmetic errors shall be taken into account in the calculation of each account set forth above, regardless of their materiality. With respect to the calculation of the levels of the accounts set forth above, except as specified in Exhibit B with respect to the Closing Date Balance Sheet or Exhibit C with respect to the Earn-Out Statement, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.


                                   ARTICLE II
               PURCHASE AND SALE OF STOCK AND EQUIVALENTS; CLOSING

                  Section 2.1 Transfer of Stock and Warrants. On the Closing Date (as defined below), upon the terms and subject to the conditions contained herein, Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer the Stock and the Warrants, and to cause each of the Optionholders to sell, convey, transfer, assign and deliver to Buyer the Option Shares, in each case free and clear of all Liens and other encumbrances or restrictions on transfer or voting, and in reliance upon the representations, warranties and covenants contained herein, at the Closing, Buyer shall acquire the Stock and the Warrants and the Option Shares. In addition, on the Closing Date, Sellers hereby agree that they will cause the respective owners to endorse for transfer to Buyer (or its designee) the stock certificates of International Golf designated in Section 2.1 of the Disclosure Schedule.

                  Section 2.2 Closing. The closing of the transactions contemplated herein shall be held at 10:00 a.m., local time, on the later of (i) December 18, 1998 and (ii) three (3) business days after the satisfaction or waiver of all conditions to closing contained in Articles VII and VIII, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, (the "Closing") or such other time and/or place as the parties hereto otherwise agree.

                  Section 2.3 Consideration for Stock and Warrants.

                  (a) Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Stock and the Warrants, Buyer shall pay to Sellers an aggregate amount of $57,570,000 (the "Purchase Price"), as the same may be adjusted as described in Sections


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2.4 and 2.7 below by (i) depositing or causing to be deposited with the Escrow
Agent by wire transfer of immediately available funds, $10,000,000 (the "Escrow Deposit") to be held by the Escrow Agent in accordance with Sections 2.4, 2.7 and 10.2 of this Agreement and in accordance with the Escrow Agreement and (ii) tendering to Sellers, in accordance with Section 2.6, an aggregate amount (the "Cash Purchase Price") equal to $47,570,000, less the sum of (A) the amount of any Funded Debt outstanding as of the close of business on the Closing Date, (B) the aggregate amount of any liability for Taxes shown as a current obligation, liability or reserve on the Estimated Closing Balance Sheet, determined after giving effect to the exercise of the Employee Options and the Executive Options in accordance with Section 2.8, (C) the aggregate amount of any liability for bonuses to employees shown as a current obligation, liability or reserve on the Estimated Closing Balance Sheet, (D) the Option Share Purchase Price, and (E) the Estimated Adjustment, if any. The Cash Purchase Price will be allocated among the Sellers as set forth in Section 2.3(a) of the Disclosure Schedule, as amended as of the Closing Date, taking into account the transfer of the Common Stock, Preferred Stock and Warrants held thereby and the exercise or surrender of any Option Shares in accordance with Section 2.8 hereof. Buyer and Sellers have agreed that the portion of the Purchase Price allocable to the transfer of all of the capital stock of International Golf shall be $20,000.

                  (b) Consideration for Option Shares. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Option Shares, Buyer shall pay to the Specified Employees, by delivery to the Paying Agent in accordance with Section 2.6(a)(iii), an aggregate amount equal to the total purchase price to be paid to the Specified Employees for the Option Shares to be sold thereby pursuant to the Option Exercise and Sale Agreements (the "Option Share Purchase Price"), less the aggregate exercise price payable to the Company with respect to the Option Shares, to be allocated among the Specified Employees in accordance with Section 2.3(b) of the Disclosure Schedule, as amended as of the Closing Date.

                  Section 2.4       Purchase Price Adjustment.

                           (a) Estimated Closing Balance Sheet. The Company shall prepare and deliver to Buyer a balance sheet (the "Estimated Closing Balance Sheet"), on or before a date not less than 5 business days prior to the Closing Date together with a statement, substantially in the form of Exhibit B, setting forth the Company's estimate of the Working Capital of the Company as of the Closing Date (the "Working Capital Statement"). The Estimated Closing Balance Sheet and the Working Capital Statement will be prepared from the books and records of the Company in accordance with the accounting principles set forth in Section 1.4 above.

                           (b) Estimated Working Capital Adjustment. If the Working Capital, as determined from the Working Capital Statement (the "Estimated Closing Working Capital"), is less than the Target Working Capital, then the Purchase Price payable at Closing shall be


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         reduced dollar-for-dollar by the excess of the Target Working Capital over the Estimated Closing Working Capital (the "Estimated
         Adjustment").

                           (c) Preparation of Closing Balance Sheet; Dispute Resolution.

                                      (i) Preparation of Closing Balance Sheet.
                  On or before the 30th day after the Closing Date, personnel of the Company and Arthur Andersen & Co. (the "Company's Accountant") will prepare and deliver to the Buyer and the Sellers' Representatives a consolidated balance sheet of the Company and its Subsidiary as of the open of business on the Closing Date which shall be audited by the Company's Accountant (the "Closing Date Balance Sheet"), together with the related audit report, and a statement, prepared in accordance with Exhibit B (including with respect to capitalized tooling costs), setting forth the Company's determination of the Working Capital as of the Closing Date (the "Adjustment Statement"). The Closing Date Balance Sheet shall be prepared from the Company's books and records in accordance with the accounting principles set forth in Section
                  1.4 above taking into account the payments to be made by the Company in connection with the Closing, including the payments by the Company of expenses of the Sellers required to have been paid by Sellers or the Company in accordance with Section
                  11.8. During the preparation of the Closing Date Balance Sheet and all activities in connection therewith, the Buyer will be entitled to designate a representative (the "Buyer Accountant") to observe and comment on the preparation of the Closing Date Balance Sheet and the Adjustment Statement and procedures relating thereto. On or prior to the 30th day after the Buyer's receipt of the Closing Date Balance Sheet and the Adjustment Statement, the Buyer may deliver to the Sellers' Representatives a written notice stating in reasonable detail the Buyer's objections (an "Objection Notice") to the Closing Date Balance Sheet and/or the Adjustment Statement. If the Buyer does not tender to the Sellers' Representatives an Objection Notice within such 30-day period or if the Buyer consents in writing to the Closing Date Balance Sheet and the Adjustment Statement, then the Closing Date Balance Sheet and the Adjustment Statement will be conclusive and binding upon the parties and the Final Closing Date Working Capital determined therefrom will likewise be binding on the parties, in each case, for purposes of Section 2.4(d) below.

                                     (ii) Dispute and Amicable Resolution. If
                  the Buyer timely gives an Objection Notice as described in subsection (i) above, then the Sellers' Representatives and the Buyer will attempt amicably to resolve their disputes as reflected in the Objection Notice, and any amount agreed to in writing by the Sellers' Representatives and the Buyer as the Final Closing Date Working Capital of the Company as of the Closing Date, will be conclusive and binding upon the parties for purposes of Section 2.4(d) below.


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                                    (iii) Resolution by Independent Accounting
                  Firm. If the Sellers' Representatives and the Buyer do not resolve all disputes as reflected in the Objection Notice on or prior to the 30th day after the Objection Notice is given, then the Sellers' Representatives and the Buyer will retain a single firm of certified public accountants that is mutually acceptable to the Sellers' Representatives and the Buyer (if the Sellers' Representatives and the Buyer are unable to agree on a mutually acceptable accounting firm prior to the 5th day following delivery of the Objection Notice, then such firm will be chosen randomly by lot from among the accounting firms formerly constituting the "big six" other than the Buyer Accountant and the Company's Accountant) (the "Independent Accounting Firm") to determine the Final Closing Date Working Capital, as soon as practicable, and, in any event, within 30 days after the submission of any dispute thereto, all in accordance with the standards and definitions set forth herein and in Section 1.4 above. The Final Closing Date Working Capital, determined by the Independent Accounting Firm (1) must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Buyer Accountant and the Company in the Objection Notice and the Adjustment Statement, respectively, and, assuming compliance with the preceding clause, (2) will be conclusive and binding upon the Parties for purposes of
                  Section 2.4(d) below. The fees and expenses of the Independent Accounting Firm shall be paid by the party whose position on Working Capital as determined from the Adjustment Statement and the Objection Notice is farthest afield from the Final Closing Date Working Capital.

                                     (iv) "Final Closing Date Working Capital"
                  means the Working Capital as set forth on the Closing Date Balance Sheet as finally determined pursuant to clauses (i),
                  (ii) and (iii) above (the "Final Closing Date Balance Sheet").

                           (d) Purchase Price Adjustment. The Cash Purchase Price will be adjusted if the Final Closing Date Working Capital is greater or less than the Estimated Closing Working Capital.

                                    (i) If the Final Closing Date Working
                  Capital is greater than the Estimated Closing Working Capital, then there shall be paid to the Sellers' Representatives, on behalf of the Sellers: an aggregate amount equal to the lesser of (x) the excess of the Target Working Capital over the Estimated Closing Working Capital and (y) the excess of the Final Closing Date Working Capital over the Estimated Closing Working Capital, plus interest thereon at the Base Rate from the Closing Date. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Sellers' Representatives in writing, no later than (five) 5 business days after the completion of the Final Closing Date Balance Sheet, and the Sellers' Representatives shall distribute to each Seller, its Allocable Share of such amount.


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                                    (ii) If the Final Closing Date Working
                  Capital is less than the Estimated Closing Working Capital, then the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency plus interest thereon at the Base Rate from the Closing Date (the "Working Capital Rebate Amount"). In such event, subject to the terms of the proviso set forth below, the Buyer and the Sellers agree to cause the Escrow Agent to pay to the Buyer from the Escrow Deposit the Working Capital Rebate Amount, by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than five
                  (5) business days after the completion of the Final Closing Date Balance Sheet; provided, however, that if the Working Capital Rebate Amount exceeds $500,000, at Buyer's sole discretion, the Buyer may (A) direct the Escrow Agent to pay to the Buyer all or any portion of the Working Capital Rebate Amount from the Escrow Deposit, but in no event less than $500,000, and (B) each of the Sellers shall be jointly and severally liable to the Buyer for the excess of the Working Capital Rebate Amount over the amount paid to Buyer from the Escrow Deposit pursuant to clause (A) above and the Sellers shall pay to the Buyer such excess by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than five (5) business days after completion of the Final Closing Date Balance Sheet.

                  Section 2.5 Closing Deliveries by Sellers. (a) To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, at the Closing, subject to the satisfaction or waiver of the conditions specified in Article VII below, Sellers shall deliver or cause to be delivered to the Buyer, the following:

                             (i) certificates evidencing the Stock, the Warrants
                  and the Option Shares, free and clear of any and all Liens duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank or by such other instruments for transfer as shall be reasonably acceptable to Buyer;

                            (ii) evidence of the exercise or cancellation of all
                  outstanding Options, in form and substance reasonably satisfactory to Buyer;

                           (iii) evidence of the approval by the Company's Board
                  of Directors of the acceleration of the vesting of the Options in form and substance reasonably satisfactory to Buyer;

                            (iv) all consents, approvals, releases, and waivers
                  from governmental authorities and other third parties required or necessary as a result of the transactions contemplated hereby, all of which are set forth in Section 3.2(c) of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer and its counsel;


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                             (v) all other documents required to be delivered
                  pursuant to Article VIII hereof not specifically mentioned above in this Section;

                            (vi) the original stock certificates of each
                  Subsidiary, which, with respect to International Golf, shall be duly dated and endorsed in ownership by its owner, as it appears in the shareholders' registry book of International Golf; and

                           (vii) a certified copy of the shareholders' registry
                  book posting the transfer of the corresponding shares of International Golf;

                           (b) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.

                  Section 2.6 Closing Deliveries by Buyer. (a) To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, at the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VIII below, Buyer shall tender or cause to be tendered the following:

                             (i) to Sellers, the Cash Purchase Price, by wire
                  transfer of immediately available funds to such account of which Sellers shall have given notice to Buyer hereunder not later than (five) 5 business days prior to the Closing Date;

                            (ii)    to the Escrow Agent, the Escrow Deposit;

                           (iii) to the Paying Agent, the Option Share Purchase
                  Price by wire transfer of immediately available funds to such account of which Sellers shall have given notice to Buyer hereunder not later than (five) 5 business days prior to the Closing Date;

                            (iv) all other documents required to be delivered
                  pursuant to Article VII hereof and not specifically mentioned above in this Section.

                           (b) All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Sellers and their counsel.

                  Section 2.7 EBITDA Adjustment. The Cash Purchase Price will be adjusted if EBITDA for the Company's 1998 Fiscal Year, determined in accordance with Section 2.7(c) below ("1998 EBITDA"), is greater than $10,100,000 or less than $8,000,000 as follows:


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                  (a) If, and only if, 1998 EBITDA is equal to or greater than
         $10,100,000, the Sellers shall be entitled to receive an additional payment, subject to Section 2.7(e) below, in an amount (the "Earn-Out Amount") equal to the excess of (x) the product of 1998 EBITDA multiplied by 5.50, minus (y) the Purchase Price (prior to any adjustment thereto pursuant to Section 2.4 hereof).

                  (b) If 1998 EBITDA is less than $8,000,000 (an "EBITDA Deficiency"), then the Cash Purchase Price shall be decreased by an amount (the "EBITDA Rebate Amount") equal to the product of (i) the excess of (x) $8,000,000 over (y) 1998 EBITDA multiplied by (ii) 5.7. In the event of an EBITDA Deficiency, subject to the last sentence of this Section 2.7(b), Buyer and the Sellers agree to cause the Escrow Agent to pay to the Buyer from the Escrow Deposit the EBITDA Rebate Amount, plus interest thereon at the Base Rate from the Closing Date, by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than five (5) business days after completion of the Earn-Out Statement. In the event that the sum of (x) the Working Capital Rebate Amount plus (y) the EBITDA Rebate Amount plus interest exceeds $5,000,000, then at Buyer's sole discretion, (A) the Buyer may direct the Escrow Agent to pay to the Buyer all or any portion of the EBITDA Rebate Amount (plus interest thereon at the Base Rate from the Closing Date) from the Escrow Deposit, but in no event less than the difference of $5,000,000 minus the portion of the Working Capital Rebate Amount paid from the Escrow Deposit pursuant to Section 2.4(d) (such portion of the EBITDA Rebate Amount (plus interest) paid to Buyer from the Escrow Deposit pursuant to clause (A) being referred to herein as the "Escrow Portion") and (B) each of the Sellers shall be jointly and severally liable to pay to the Buyer an aggregate amount equal to the EBITDA Rebate Amount (plus interest thereon at the Base Rate from the Closing Date) minus the Escrow Portion, by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than five
         (5) business days after completion of the Earn-Out Statement.

                  (c) For purposes of this Section 2.7, "EBITDA" means, for any period, the consolidated net income or loss of the Company, excluding any gains or losses from the sale of assets outside the ordinary course of business and any extraordinary gains or losses, plus, without duplication and to the extent deducted in determining net income of the Company for such period, the sum of (i) interest expense for indebtedness for borrowed money (including capitalized leases) for such period, (ii) Income Tax expense for such period, (iii) non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts), (iv) management fees, director's fees and charge-offs of impaired assets, to the extent incurred after the Closing Date, and (v) the amount of depreciation and amortization in respect of the Company's assets for such period in each case determined in accordance with GAAP for such period in accordance with Exhibit C and the accounting principles set forth in Section 1.4 and derived from the Company's consolidated financial statements for such period.


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                  (d) As promptly as practicable, but in any event not later than 90 days after the later of the Closing Date and the last day of the Company's 1998 Fiscal Year, Buyer shall cause to be prepared and delivered to the Sellers' Representatives on behalf of the Sellers a statement setting forth the 1998 EBITDA, which statement shall be prepared from the Company's books and records in accordance with the accounting principles set forth in Section 1.4 and shall be derived from the Company's consolidated financial statements for such period (the "Earn-Out Statement"). If the Earn-Out Statement reflects 1998 EBITDA in excess of $10,100,000, the Buyer shall pay or cause to be paid to Sellers the Earn-Out Amount (plus interest) in accordance with
         Section 2.7(a) above and if 1998 EBITDA is less than $8,000,000, the Sellers shall pay or cause to be paid to the Buyer the EBITDA Rebate Amount (plus interest) in accordance with Section 2.7(b) above. If the Sellers disagree in any respect with Buyer's calculation of 1998 EBITDA as set forth in the Earn-Out Statement, the Sellers' Representatives may give Buyer a written notice stating in reasonable detail the Sellers' objections to the Earn-Out Statement and the basis therefor within 15 days after delivery of the Earn-Out Statement. The Sellers' Representatives and the Buyer shall thereafter negotiate in good faith to resolve any such disagreements. If the Sellers' Representatives and the Buyer are unable to resolve any such disagreements within 30 days after delivery of the Earn-Out Statement, the Sellers' Representatives and the Buyer shall select an Independent Accounting Firm to resolve the disagreements over accounting matters in accordance with the provisions of Section 2.4(c) hereof. The fees and expenses of the Independent Accounting Firm shall be paid by the party whose position on 1998 EBITDA is most incorrect.

                  (e) Notwithstanding the provisions of Section 2.7(a) above, if there shall have occurred and be continuing or result from the payment of the Earn-Out Amount, any Default or Event of Default (as such terms are defined in the Credit Agreement) under the Credit Agreement, Buyer shall have no obligation to pay the Earn-Out Amount as provided in paragraph (d) above, but in lieu thereof shall deliver to the Sellers' Representatives on behalf of the Sellers a promissory note bearing interest at a rate of 9% per annum and containing such terms and conditions with reference to subordination as the Lender shall require, in an aggregate amount equal to the Earn-Out Amount.

                  Section 2.8 Stock Options. To ensure the transfer to Buyer of all of the outstanding capital stock and capital stock equivalents of the Company, the Company and the Sellers shall take such actions as may be necessary or appropriate in order to (a) accelerate the vesting of all outstanding Options, if and to the extent any such Option is not currently exercisable in full, (b) cause all outstanding Options to be exercised by the Optionholders prior to the Closing, and (c) cancel and extinguish, without any liability of the Company to make any payment with respect thereto, any Option that remains unexercised as of the Closing. Each such exercise of Options by an Optionholder shall be made pursuant to an agreement between the Company and such Optionholder that is in form and substance satisfactory to the Buyer in the exercise of its reasonable business judgment, which agreement (each, an "Option Exercise and Sale Agreement") shall

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(i) provide for the sale and transfer to Buyer of the shares of Common Stock issuable to such Optionholder upon exercise of such Option (the "Option Shares") pursuant to Section 2.1 hereof without any further action by such Optionholder,
(ii) provide for the payment by such Optionholder of the aggregate exercise price of his or her Options as set forth in Section 3.2(b) of the Disclosure Schedule from the proceeds to such Optionholder of such sale, by directing the Buyer to pay such amount to the Company concurrently with, but subject to and conditioned upon, the purchase of such Option Shares by the Buyer, (iii) if the Company has a withholding obligation generated by the exercise of such Option or the sale of such Option Shares to the Buyer, provide for a portion of the proceeds of such sale equal to the amount of such withholding to be paid by the Buyer to the Company, for the purpose of the Company's remitting such amounts to the appropriate taxing authorities, (iv) contain such representations and warranties of the Optionholders as to title authority and capacity to sell the Option Shares as the Buyer shall reasonably request and to require all such Optionholders' signatures to be notarized, and (v) include a release in form and substance as set forth in Exhibit G-1 (for the Executives (the "Executive Release")) or Exhibit G-2 (for the Specified Employees (the "Employee Release")). Except as otherwise agreed to by the parties, (i) the Option Plans shall terminate as of the Closing and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall be terminated as of the Closing, and (ii) the Sellers shall take all action necessary to ensure that following the Closing no participant in the Executive Option Plan or the Employee Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, or any subsidiary and to terminate all such plans effective as of the Closing. Each Executive who exercises his Options pursuant to this Section 2.8 shall be deemed a Seller for all purposes of this Agreement.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

                  Section 3.1 Representations and Warranties of the Sellers Concerning the Transaction. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself or itself, except as set forth in Annex I attached hereto.

                           (a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Assuming compliance with the HSR Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.


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                           (b) Brokers' Fees. Neither the Company nor the Buyer
         has or will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by or on behalf of the Company or any Seller in connection with any of the transactions contemplated by this Agreement.

                           (c) Company Shares. The Seller owns (or, with respect to the shares of Common Stock purchasable by such Seller pursuant to the Nieminski Agreement will own at or prior to the Closing), beneficially and of record, the shares of Common Stock, Preferred Stock and Common Stock Equivalents set forth opposite such Seller's name in
         Section 3.1(c) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands and the sale, transfer and assignment of the Stock and Warrants to Buyer hereunder will vest in Buyer good and clear title to the Stock and Warrants free and clear of all Encumbrances of any kind. The Stock, Warrants and Option Shares to be transferred to Buyer constitute all of the issued and outstanding shares of capital stock and all of the issued and outstanding Common Stock Equivalents of the Company.

                           (d) International Golf Shares. As of the Closing, the Sellers shall have caused the additional shareholders of record of International Golf other than the Company to endorse the ownership, in favor of the Buyer (or its designee), their respective stock certificates.

                           (e) Purchase Price Allocation. Each of the Sellers hereby acknowledges and agrees to the allocation of the Purchase Price among the Sellers in accordance with Section 2.3 of the Disclosure Schedule.

                  Section 3.2 Representations and Warranties Concerning the Company and Its Subsidiaries. Each of the Company and the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                           (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, and other than with respect to Monogram, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries, other than Monogram, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company and its Subsidiaries. Each of the

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         Company and its Subsidiaries, other than Monogram, has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.2(a) of the Disclosure Schedule lists each jurisdiction in which the Company or its Subsidiaries is qualified to do business and the directors and officers of each of the Company and its Subsidiaries.

                           (b) Capitalization. The entire authorized capital stock of the Company consists of (i) 2,500,000 shares of Common Stock of which 1,560,438 shares are issued and outstanding and 796,062 shares of which are reserved for issuance upon exercise of the Warrants and the Options and (ii) 245,000 shares of Preferred Stock of which 245,000 shares are issued and outstanding, and all of which together represent the Stock and Option Shares. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable. Except as set forth under clause
         (i) of the preceding sentence, no shares of the Company's capital stock are reserved for issuance or are held as treasury shares. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, nor are there outstanding or authorized any stock appreciation rights, phantom stock, or similar rights or instruments (collectively, "Common Stock Equivalents"). There is no action, suit, proceeding, hearing, investigation, charge, complaint, demand or notice pending, or to the Knowledge of the Company or any Seller, threatened by any present or former shareholder of the Company with respect to the Company's capital stock, nor to the Knowledge of the Company or any Seller do any facts exist which could form the basis for any such claim.

                           (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of the Company and its Subsidiaries or (ii) except as set forth in Section 3.2(c) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, condition (financial or otherwise), operations, results of operations of the Company and its Subsidiaries taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). Except as set

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                                                                  EXECUTION COPY

         forth in Section 3.2(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries needs to obtain any authorization, consent, or approval of, or make any declaration, filing or registration with, any government or governmental agency or regulatory authority in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such authorizations, consents, approvals, declarations, filings or registrations would not have a Material Adverse Effect. The parties acknowledge and agree that with respect to the shares of International Golf to be transferred to Buyer or its designee, such shares will not be transferred until the parties have provided the corresponding concentration notification established in Article 20 of the Mexican Federal Competition Law (Ley Federal de Competencia Economica) to the Mexican Economic Competition Commission ("ECC") in the event said notification is to be applicable to the transaction. Thus, it is understood by both parties that the transaction related to the Subsidiary will legally and economically take place only after the notification of concentration mentioned above has been officially filed with the ECC.

                           (d) Brokers' Fees. None of the Company or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, save for fees and expenses payable to Prudential Securities Incorporated solely by the Stockholders from proceeds of the sale of the Stock and Warrants.

                           (e) Title to Assets; Sufficiency. Except as set forth on Section 3.2(e)(i) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or otherwise necessary to conduct their business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Except as set forth in
         Section 3.2(e)(ii) of the Disclosure Schedule, the assets currently owned by the Company or any of its Subsidiaries, or leased or licensed by the Company or any of its Subsidiaries pursuant to a valid and enforceable license or lease agreement, entered into in the ordinary course of business or otherwise disclosed to Buyer constitute all of the assets necessary to conduct the business of the Company and any of its Subsidiaries in accordance with past practices as of the Most Recent Fiscal Month End and as of the date hereof.

                           (f) Subsidiary. Section 3.2(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of

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         each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Except for each director's qualifying shares identified on Section 3.2(f) of the Disclosure Schedule, the Company owns all of the issued and outstanding shares of capital stock in each of its Subsidiaries. Shares owned by the Company in each of its Subsidiaries are owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock, nor any stock appreciation rights, phantom stock, or similar rights or instruments. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.
         Except for Monogram and International Golf, the Company has no Subsidiaries. Monogram has no assets or liabilities.

                           (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the three most recent fiscal years ended December 31, 1995, 1996 and 1997 (the "Most Recent Fiscal Year End") for the Company and International Golf; and (ii) an audited consolidated balance sheet (the "Most Recent Balance Sheet") and audited statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the twelve months ended June 30, 1998 (the "Most Recent Fiscal Month End") for the Company and International Golf. The Financial Statements (including the notes thereto) have been prepared from the books and records of the Company, are correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and International Golf as of such dates and the results of operations of the Company and International Golf for such periods.

                           (h) Events Subsequent to Most Recent Fiscal Month End. Except as set forth in Section 3.2(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date neither the Company nor any of its Subsidiaries has:

                                      (i) sold, leased, transferred, or assigned
                  any material assets, tangible or intangible, outside the Ordinary Course of Business;

                                                                  EXECUTION COPY

                                     (ii) entered into any material agreement,
                  contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $100,000, nor modified the terms of any such existing contract or agreement, other than in the Ordinary Course of Business;

                                    (iii) (nor has any other party thereto)
                  accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

                                     (iv) other than with respect to the
                  cancellation of Affiliate receivables and payables at or prior to Closing in accordance with the proviso in Section 5.2, engaged in any activity which has resulted in any acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment of its accounts payable;

                                      (v) made any capital expenditures in an
                  amount in excess of $100,000 individually or in the aggregate, other than in the Ordinary Course of Business;

                                     (vi) imposed any Security Interest upon any
                  of its assets, tangible or intangible;

                                    (vii) made any equity or debt investment in,
                  or any loan to, any other Person in an amount in excess of $100,000 individually or in the aggregate;

                                   (viii) created, incurred, assumed, or
                  guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                                     (ix) granted any license or sublicense of
                  any material rights under, allowed to lapse, disposed of or otherwise experienced any material adverse change with respect to any Company Proprietary Rights;

                                      (x) made or authorized any change in the
                  charter or bylaws of any of the Company and its Subsidiaries;

                                     (xi) issued, sold, or otherwise disposed of
                  any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                                    (xii) declared, set aside, or paid any
                  dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed,

                                                                  EXECUTION COPY

                  purchased, or otherwise acquired any of its capital stock (other than any such dividend or distribution by any of its Subsidiaries solely to the Company);

                                   (xiii) experienced any material damage,
                  destruction, or loss (whether or not covered by insurance) to its property;

                                    (xiv) made any loan to, or entered into any
                  other transaction with, any of its directors, officers, and employees, other than employment arrangements entered into in the Ordinary Course of Business and disclosed in writing to Buyer;

                                     (xv) granted any increase in the base
                  compensation of or made any other material change in the employment terms of any of its directors, officers and employees outside the Ordinary Course of Business;

                                    (xvi) entered into any employment contract
                  or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                                   (xvii) adopted, amended, modified, or
                  terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) or, other than in the Ordinary Course of Business, granted any increases in the base compensation of or made any other change in he employment terms of any of its directors, officers and employees; and

                                  (xviii) committed to do any of the foregoing.

                           (i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, none of which is a liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty (other than for replacement or repair in the Ordinary Course of Business), tort, infringement, claim or lawsuit.

                           (j) Legal Compliance. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, grievance

                                                                  EXECUTION COPY

         proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or to the Knowledge of the Company, threatened against any of them alleging any failure so to comply, except in each case where the failure to so comply would not have a Material Adverse Effect.

                           (k)      Tax Matters.

                                      (i) Except as set forth in Section
                  3.2(k)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries have duly and timely filed all Tax Returns they were required to file. Except as set forth in Section 3.2(k)(i) of the Disclosure Schedule, all such Tax Returns were correct and complete in all material respects. Except as set forth in Section 3.2(k)(i) of the Disclosure Schedule, all Taxes owed by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. The Company and each of its Subsidiaries have maintained adequate provision for, and adequate funds to pay, Taxes payable by the Company and its Subsidiaries as of the Most Recent Fiscal Month End, and such provision and funds (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practices of the Company and each of its Subsidiaries in filing their respective Tax Returns) will be adequate for Taxes payable by the Company and each of its Subsidiaries as of the Closing Date.

                                     (ii) There is no material dispute or claim
                  concerning any Tax liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority.

                                    (iii) Section 3.2(k)(iii) of the Disclosure
                  Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                                     (iv) neither the Company nor any of its
                  Subsidiaries has received, or expects to receive, from any taxing authority any written notice of proposed

                                                                  EXECUTION COPY

                  adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and, to the Knowledge of the Company or any Seller, no claims have been asserted relating to such Taxes against the Company or any of its Subsidiaries;

                                      (v) the Company and its Subsidiaries have
                  withheld and paid all required Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other similar third party;

                                     (vi) neither the Company nor any of its
                  Subsidiaries has filed a consent to the application of Section 341(f) of the Code;

                                    (vii) neither the Company nor any of its
                  Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), to include any item or income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date;

                                   (viii) the Company and each of its
                  Subsidiaries have disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of Tax law);

                                     (ix) neither the Company nor any of its
                  Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code;

                                      (x) to the Knowledge of the Company or any
                  Seller, no claim has been made with respect to any taxable year of the Company or its Subsidiaries for which the applicable statute of limitations has not yet expired by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries pays Taxes or files Tax Returns that any such entity is or may be subject to Taxes assessed by such jurisdiction;

                                     (xi) neither the Company nor any of its
                  Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);


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
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                                    (xii) neither the Company nor any of its
                  Subsidiaries is a party to any Tax allocation or sharing agreement; and

                                   (xiii) neither the Company nor any of its
                  Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (l)      Real Property.

                                    (i) Section 3.2(l)(i) of the Disclosure
                  Schedule contains a legal description of each parcel of real property owned by the Company or any Subsidiary (the "Owned Property"). The Company or its applicable Subsidiary has good and marketable title in and to all of the Owned Property subject to no Encumbrances, except as described on such section of the Disclosure Schedule.

                                   (ii) Section 3.2(l)(ii)(a) of the Disclosure
                  Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property"; the "Owned Property" and the "Leased Property" collectively the "Real Property") to which the Company or any Subsidiary is the "tenant", "subtenant" or other lessee party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Property, subject to no Encumbrances except as described in such section of the Disclosure Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, would reasonably be expected to become a material default by the Company or its Subsidiary under any Lease. Sellers have previously delivered to Buyer true and complete copies of all the Leases. Except as described on
                  Section 3.2(l)(ii)(b) to the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                    (iii) The Real Property constitutes all of
                  the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries. Except as set forth on Section 3.2(l)(iii) of the Disclosure Schedule, other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is sufficient and appropriate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted since December 31, 1997. The Real Property and all plants, buildings and

                                                                  EXECUTION COPY

                  improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals required of the Company by applicable law or contract for the current occupancy and use of the Real Property by the Company or its Subsidiaries have been obtained, are in full force and effect and have not been violated. There exists no violation of any law, covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property which would have a material adverse effect on the value, ownership, occupancy or use of such Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the Knowledge of the Company and its Subsidiaries, any threatened condemnation proceeding affecting any portion of the Real Property.

                           (m)      Intellectual Property.

                                      (i) Neither the Company nor any of its
                  Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of any third party in any material respect. Neither of the Company nor the Sellers has, since January 1, 1993, received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Proprietary Rights of any third party). To the Knowledge of the Company or any Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of any of the Company or any of its Subsidiaries in any material respect.

                                     (ii) Section 3.2(m)(ii) of the Disclosure
                  Schedule identifies each patent or registration which has been issued to the Company or any of its Subsidiaries with respect to any of the Company Proprietary Rights, identifies each pending patent application or application for registration which the Company or any of its Subsidiaries has made with respect to any of the Company Proprietary Rights, and identifies each material license, agreement, or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any of the Company Proprietary Rights (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.2(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Company or any of its Subsidiaries.

                                                                  EXECUTION COPY

                                    (iii) Section 3.2(m)(iii) of the Disclosure
                  Schedule identifies each material item of the Company Proprietary Rights that any third party owns and that any of the Company or its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of the Company Proprietary Rights required to be identified in Section 3.2(m)(iii) of the Disclosure Schedule:

                                            (A) the license, sublicense,
                           agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                                            (B) no party to the license,
                           sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                            (C) no party to the license,
                           sublicense, agreement, or permission has repudiated any material provision thereof; and

                                            (D) neither the Company nor any of
                           its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                                     (iv) The Company and its Subsidiaries own
                  or have a license to use all Proprietary Rights necessary for the operation of their businesses as conducted as of the Most Recent Fiscal Year End and as currently conducted.

                                      (v) All material computer systems used by
                  the Company or its Subsidiary recognize and shall recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 and the operation and functionality of such material computer systems will not be adversely affected in any material respect by the advent of the year 2000 or any manipulation of data featuring date information relating to dates on or after January 1, 2000.

                           (n) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company and any of its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use.


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                           (o) Inventory. The inventory of the Company and its
         Subsidiaries consists of raw materials, manufactured and processed parts, work in process, titanium scrap, and finished goods, all of which is or was, prior to the sale thereof, in good condition, suitable and usable or salable in the Ordinary Course of Business (subject only to the reserve for inventory write-down reflected on the Closing Date Balance Sheet) and merchantable and fit for the purpose for which it was procured or manufactured.

                           (p) Contracts. Section 3.2(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiaries are parties:

                                      (i) any agreement (or group of related
                  agreements) for the consignment or lease of machinery, equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                                     (ii) any agreement (or group of related
                  agreements) for the purchase or sale of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000, other than releases under blanket purchase orders entered into in the Ordinary Course of Business;

                                    (iii) any pledge, conditional sale or title
                  retention agreement involving the payment of more than $50,000 in the aggregate;

                                     (iv) any agreement concerning a partnership
                  or joint venture;

                                      (v) any agreement (or group of related
                  agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company or any of its Subsidiaries, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                                     (vi)   any agreement concerning
                  confidentiality or noncompetition;

                                    (vii) any agreement with any of the Sellers
                  and their Affiliates (other than agreements solely between the Company and its Subsidiaries);

                                   (viii) any profit sharing, stock option,
                  stock purchase, stock appreciation, deferred compensation, severance, or other material plan or


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                  arrangement for the benefit of its current or former
                  directors, officers, and employees;

                                     (ix) any material license, royalty or other
                  agreement relating to the Company Proprietary Rights;

                                      (x) except as provided under subsection
                  (v) above, any agreement containing commitments of suretyship, guarantee or indemnification (except for guarantees, warranties and indemnities provided by the Company or any Subsidiary in the ordinary course of business and those having a contract value, individually or in the aggregate of $25,000 or less);

                                     (xi) any written agreement with a
                  governmental body;

                                    (xii)   any collective bargaining agreement;

                                   (xiii) any agreement for the employment of
                  any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits in excess of $50,000;

                                    (xiv) any agreement under which the
                  consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

                                     (xv) any other agreement (or group of
                  related agreements) the performance of which involves consideration in excess of $50,000;

                                    (xvi) any commitment to do any of the
                  foregoing described in clauses (i) through (xv).

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.2(p) of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.2(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms in all material respects and will continue to be so following the Closing; (B) the Company is not, and to the Knowledge of the Company or any Seller, no third party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. Except as identified in
Section 3.2(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding which contains a "change in control", "potential change in control" or similar provision which could be triggered by the transactions contemplated by this Agreement.


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                           (q) Notes and Accounts Receivable. All notes and
         accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

                           (r) Insurance. Section 3.2(r) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                                      (i)   the name, address, and telephone
                  number of the agent;

                                     (ii) the name of the insurer, the name of
                  the policyholder, and the name of each covered insured;

                                    (iii)   the policy number and the period of
                  coverage;

                                     (iv) the scope (including an indication of
                  whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                                      (v) a description of any retroactive
                  premium adjustments or other material loss-sharing arrangements.

         With respect to each such insurance policy: (A) the policy is in full force and effect in all material respects; (B) neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3.2(r) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and its Subsidiaries. All known claims, if any, made against the Company or any of its Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.2(r) of the Disclosure Schedule and, except as disclosed in Section 3.2(r) of the Disclosure Schedule, no claims have been denied coverage during the last three years.


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                           (s) Litigation. Section 3.2(s) of the Disclosure
         Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement, claim or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, none of which, individually or in the aggregate, will have or result in a Material Adverse Effect.

                           (t) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries and in accordance with the accounting principles set forth in Section 2.4(e). Substantially all of the products manufactured, sold, leased, and delivered by the Company or any of its Subsidiaries are subject to standard terms and conditions of sale or lease. Section 3.2(t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company and any of its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                           (u) Product Liability. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries.

                           (v) Employees. To the Knowledge of the Company and each Seller, no executive, key employee, or significant group of employees plans to terminate employment with the Company or any of its Subsidiaries during the next twelve months. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice. Neither the Company nor any of its Subsidiaries nor any of the Sellers has any Knowledge of any union organizing or decertification effort presently underway or threatened by or on


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                                                                  EXECUTION COPY

         behalf of or against any labor union with respect to any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities that would implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. The Company has satisfied or will, prior to the Closing, satisfy any notice or bargaining obligation it may have under any law or collective bargaining agreement to any employee representative with respect to the effects of the transactions contemplated by this Agreement.

                           (w)      Employee Benefits.

                                      (i) Section 3.2(w) of the Disclosure
                  Schedule lists each Employee Benefit Plan and each Multiemployer Plan.

                                            (A) Each Employee Benefit Plan (and
                           each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and, to the extent applicable, with the requirements of ERISA, the Code, any applicable collective bargaining agreement, and other applicable laws.

                                            (B) All required reports and
                           descriptions (including Form 5500 annual reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B ("COBRA") have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                            (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and to each Multiemployer Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan and to each Multiemployer Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan and to each Multiemployer Plan. No Employee Pension Benefit Plan has an "accumulated funding deficiency" within the meaning of Code Section 412 or Section 302 of ERISA.


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                                                                  EXECUTION COPY

                                            (D) Each Employee Benefit Plan which
                           is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service that such Employee Benefit Plan is qualified under Code Section 401(a), and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

                                            (E) Sellers have delivered to Buyer
                           correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 annual reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

                                            (F) There have been no Prohibited
                           Transactions with respect to any Employee Benefit Plan. No fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller or any director or officer of the Company or its Subsidiaries, threatened.

                                     (ii) None of the Company and its
                  Subsidiaries has incurred any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code.

                                    (iii) None of the Company, its Subsidiaries,
                  and the other members of the Controlled Group of Corporations that includes the Company and its Subsidiaries contributes to, has contributed to, or has been required to contribute to any Multiemployer Plan or has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multiemployer Plan.

                                     (iv) None of the Employee Welfare Benefit
                  Plans presently provides or in the past provided for medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).


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                                                                  EXECUTION COPY

                           (x) Transaction With Affiliates. Except as set forth on in Section 3.2 (x) of the Disclosure Schedule, none of the Company's shareholders, directors, officers nor, to the Knowledge of the Company or to the Knowledge of any Seller, any of their respective relatives or Affiliates nor any employee of the Company is involved in any material business arrangement or relationship with the Company or any of its Subsidiaries (whether written or oral), and none of the Company's shareholders, directors, officers or employees nor any of their respective relatives or Affiliates owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

                           (y)      Environment, Health, and Safety.

                                      (i) Other than as set forth in Section
                  3.2(y)(i) of the Disclosure Schedule, each of the Company, its Subsidiaries, and their respective predecessors and Affiliates
                  (A) has complied and is in compliance with all applicable Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply with or any actual or potential liability under, Environmental, Health and Safety Laws), and (B) has obtained and complied with and is in material compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                                     (ii) Other than as set forth in Section
                  3.2(y)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under any Environmental, Health and Safety Laws, and the Company, its Subsidiaries, and their respective predecessors and Affiliates have not handled or disposed of or released any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that would give rise to any material liability, for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                                    (iii) Other than as set forth in Section
                  3.2(y)(iii) of the Disclosure Schedule neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or


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                                                                  EXECUTION COPY

                  owned or operated any property or facility and no such property or facility is contaminated by any such substance in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to Environmental, Health and Safety Laws (including CERCLA and
                  RCRA).

                                     (iv) None of the following exists at any
                  Owned Property or Leased Property: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas, except in each case for such items for which neither the Company nor any of its Subsidiaries has liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under any Environmental, Health and Safety Laws.

                                    (v) Except as set forth in Section 3.2(y)(v)
                  of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible transfer" Environmental, Health and Safety Laws.

                                    (z) Funded Debt. Except as set forth in
                  Section 3.2(z) of the Disclosure Schedule neither the Company nor any of its Subsidiaries has outstanding any Funded Debt, nor is a guarantor or is otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                                    (aa) Disclosure. The representations and
                  warranties contained in this Section 3.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.2 not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Company and the Sellers as follows:

                  Section 4.1 Organization of Buyer. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite power


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and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

                  Section 4.2 Authorization; Validity. Buyer has all necessary power and authority to enter into this Agreement and has taken all action necessary (including, without limitation, authorization from its board of advisors) to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  Section 4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in:

                           (a) a violation of or a conflict with any provision of the constitutive documents of Buyer;

                           (b) a breach of, or a default under, any term or provision of any contract, commitment, indenture, undertaking, instrument or license to which Buyer is a party or by which its assets are bound, which breach or default would have a material adverse affect on Buyer's ability to consummate the transactions contemplated hereby; or

                           (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                  Section 4.4 Consents and Approvals. Except as set forth in
Section 4.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder.

                  Section 4.5 No Brokers. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or entity which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


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                                                                  EXECUTION COPY

                                    ARTICLE V
                      COVENANTS OF THE SELLERS AND COMPANY

                  The Sellers and the Company hereby each covenant and agree with Buyer that from and after the date hereof to and including the Closing Date, the Sellers and the Company shall do or refrain from doing the following:

                  Section 5.1 Access to Information and Records. At or prior to the Closing Date, Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books, records, Tax Returns, financial condition and operations of the Company and its Subsidiaries as Buyer or its financing sources may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company and Sellers shall cooperate fully therein, including with respect to all communications with the Company's customers, suppliers and lenders with Company's prior written consent. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Sellers under this Agreement. In order that Buyer and its financing sources may have full opportunity to make such a business, accounting and legal review, examination or investigation as it or they may wish of the business and affairs of the Company and its Subsidiaries, the Company shall furnish the representatives of Buyer and its financing sources during such period with all such information and copies of such documents concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer and its financing sources of all material facts affecting the financial condition and business operations of the Company and its Subsidiaries. Until the Closing and if the Closing shall not occur, thereafter, Buyer and its Affiliates and financing sources shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, Buyer and its Affiliates and financing sources shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) already known or subsequently developed by Buyer independently of any investigation of the Sellers or Company, (c) received from a third party not under an obligation to the Sellers or Company to keep such information confidential or (d) required by any law or order. In the event this transaction does not close for any reason, Buyer and its Affiliates and financing sources shall return or destroy all such confidential information and compilations thereof as is practicable. Buyer shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 5.1.

                  Section 5.2 Conduct of Business. From the date hereof through the Closing Date, each of the Company and its Subsidiaries shall (i) conduct its business in the ordinary course in the same manner as it has been conducted since the date of the Most Recent Financial Statements and


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                                                                  EXECUTION COPY

in such a manner so that the representations and warranties contained in Article III shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except as otherwise expressly contemplated herein), and (ii) without limiting the generality of the foregoing, not undertake any of the action, fail to take any action or permit to occur any event, which such action, failure or occurrence, had it taken place prior to the date hereof, would be required to be disclosed pursuant to Section 3.2(h) without the prior written consent of the Buyer, not to be unreasonably withheld.

                  Section 5.3 Preservation of Business. From the date hereof through the Closing Date, each of the Company, its Subsidiaries and Sellers shall use its best efforts to (i) preserve intact its business, assets, properties and organizations; (ii) keep available the services of their present officers and key employees; and (iii) maintain its present suppliers and customers and to preserve its goodwill.

                  Section 5.4 Notice of Events. The Company, its Subsidiaries and each Seller, with knowledge thereof, shall promptly notify Buyer of (a) any event, condition or circumstance occurring, or failing to occur, from the date hereof through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Company or Sellers materially misleading.

                  Section 5.5 Exclusivity. Until the earlier occurs of the Closing or the termination of this Agreement, none of the Sellers, the Company, nor any of their respective directors, officers, employees, agents, representatives, shareholders or Affiliates (collectively, the "Company Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the business, assets, properties, capital stock or capital stock equivalents of the Company or any of its Subsidiaries (a "Potential Sale"), whether by merger, combination, sale of stock, sale of assets, or otherwise, or enter into any agreement, arrangement or undertaking requiring it to abandon, terminate or fail to consummate the transaction contemplated by this Agreement. The Sellers and the Company shall, and shall cause each other member of the Company Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, other than Buyer, conducted prior to the date hereof with respect to any Acquisition Proposal. The Company or the Sellers shall (i) immediately inform Buyer of any inquiries any member of the Company Group receives after the date hereof concerning an Acquisition Proposal or Potential Sale and provide Buyer with copies of all correspondence or other documents received in connection therewith, and (ii) inform the Persons sending such inquiries, requests or proposals that the Company


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is bound by an exclusivity arrangement (without any reference to Buyer, its
Affiliates, or its potential financing sources). The Sellers and the Company represent that each is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of the Sellers and the Company shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 5.5.

                  Section 5.6 Non-Competition; Non-Interference;
Non-Solicitation. As a significant inducement to Buyer to enter into and perform its obligations under this Agreement, each Covered Person agrees as follows:

                           (a) Covenant Against Competition. The Covered Person acknowledges that (1) the principal business of Buyer and the Company (as successor in interest to the Stock the Company) is the manufacture and sale of investment-cast products, including golf club heads, (collectively, the "Company Business"); (2) the Covered Person is one of a limited number of Persons who have developed the Company Business;
         (3) the Company Business is, in part, national and international in scope; the Covered Person's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Buyer and the Company; the information, observations and data disclosed to, developed by or obtained by him while employed by the Company or any of its Subsidiaries (collectively, the "Consolidated Company") concerning the business or affairs of any member of the Consolidated Company (including, without limitation, the Company's technology, methods of doing business and supplier and customer information, but excluding any personal biographical information or personal diaries, payroll records, appointment books or calendars, except to the extent any Confidential Information regarding the Company is contained therein) (collectively, "Confidential Company Information") are the property of Buyer and the Company or such other member of the Consolidated Company and that the continued success of the Company Group depends in large part on keeping this information from becoming known to its competitors; the agreements and covenants of the Covered Person contained in this Section 5.6 are essential to the business and goodwill of Buyer and the Company; and Buyer would not have entered into this Agreement and purchased the Stock but for the covenants and agreements set forth in this Section 5.6.
         Accordingly, the Covered Person covenants and agrees that:

                                    (i) During the period commencing on the date
                  hereof ending three (3) years following the Closing Date (the "Restricted Period"), the Covered Person shall not in the United States of America, directly or indirectly, own, operate, manage, control, participate in, consult with, advise, permit his name to be used by, provide services for, lease, or in any manner engage (including by himself, in association with any Person, or through any Person) in (A) the Company Business; or (B) in any business which manufactures or sells any products or provides any services which may be used as substitutes for or are otherwise in competition with any products or services in the business of the Consolidated Company as such


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                  businesses exist or are proposed as part of the Company's
                  plans as of the Closing Date or the date of this Agreement, or logical extensions thereof in the area of golf club manufacture, assembly or distribution (collectively, "Covered Activities"); or (C) become interested in any such Person which engages in any Covered Activities (other than Buyer) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Covered Person may own, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if the Covered Person is not a controlling person of, or a member of a group which controls, such Person, does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person and has no active participation in the business of such Person.

                                    (ii) At all times after the date hereof, the
                  Covered Person shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of Buyer, the Company and their affiliates, all Confidential Company Information including, without limitation, information with respect to (A) prospective facilities, (B) sales figures,
                  (C) profit or loss figures, and (D) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Company Information to anyone outside of Buyer, the Company and their Affiliates, advisors, financiers and others having a similar confidential relationship to the Company, except with the express written consent of the Buyer and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Covered Person. The Covered Person shall deliver to Buyer on the Closing Date, or at any other time Buyer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Company Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

                                    (iii) During the two-year period following
                  the Closing Date the Covered Person shall not, without the prior written consent of the Buyer, directly or indirectly,
                  (A) induce or attempt to induce any employee of Buyer, the Company or any Subsidiary to leave the employ of Buyer, the Company or such Subsidiary, or in any way interfere with the relationship between Buyer, the Company or any Subsidiary and any employee thereof, (B) hire any person within two years of the last day such person was an employee of Buyer, the Company or any Subsidiary other than any such person terminated by the Company or the Subsidiary, other than for cause or (C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer, the Company or any Subsidiary to cease doing business with or otherwise materially alter its relationship with Buyer,


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                  the Company or such Subsidiary, or make any disparaging
                  statements or communications about Buyer or its Subsidiaries.

                                    (iv) All inventions, innovations,
                  improvements, developments, methods, designs, analyses, drawings, reports, characters, props, molds and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Covered Person while an employee of, or a consultant to, the Company or its Subsidiaries (collectively, "Work Product") belong to the Company and its Subsidiaries. Covered Person shall promptly disclose such Work Product to the Buyer and perform all actions requested by the Buyer (whether on or after the Closing Date) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

                                    (v) That (A) the covenants set forth in
                  Section 5.6(a) are reasonable in geographical and temporal scope and in all other respects, (B) Buyer would not have entered into this Agreement but for the covenants of the Covered Person contained herein, and (C) the covenants contained herein have been made in order to induce Buyer to enter into this Agreement and purchase the Stock from which Covered Person will receive substantial benefit; and

                                    (vi) That if, at the time of enforcement of
                  the covenants contained in Section 5.6 (a)(i), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                           (b) Rights and Remedies upon Breach. If the Covered Person breaches, or threatens to commit a breach of, any of the provisions of Section 5.6 (a) (the "Restrictive Covenants"), Buyer shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

                                    (i) The right and remedy to have the
                  Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Covered Person of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that Covered


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                  Person's services are unique and that the Covered Person has, and has had, access to confidential Company Information and Work Product and that any breach or threatened breach of the Restrictive Covenants will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer.

                                    (ii) The right and remedy to require the
                  Covered Person to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Covered Person shall account for and pay over such Benefits to Buyer.

                                    (iii) In the event of an alleged breach or
                  violation by the Covered Person of Section 5.6(a), the Restricted Period shall be tolled during the period of such breach until such breach or violation has been duly cured.

                  Section 5.7 Consents and Best Efforts. Each of the Buyer, the Sellers and the Company will, as soon as reasonably practicable, commence to take all commercially reasonable actions required to obtain all consents, approvals, waivers and agreements of, and to give all notices and make all other registrations or filings with, any third parties, including governmental authorities, including any such filing required under the HSR Act, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Stock and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Disclosure Schedules, and shall cooperate with each other with respect thereto; provided, that it shall be the obligation of the Company and Sellers to procure all authorizations, consents and approvals set forth in Section 5.7 and Section 3.2(l)(ii)(b) of the Disclosure Schedule, except to the extent applicable law requires Buyer to obtain its own permit or license. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cause the fulfillment of the Parties' obligations hereunder. Sellers shall use their best efforts to cause the execution and delivery to Buyer of the Nieminski Agreement and the Nieminski Release within five (5) days of the date hereof.

                  Section 5.8 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereto to the financial community, government agencies, employees (except as necessary to further due diligence) or the general public shall be mutually agreed upon in advance by the Parties hereto; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement; and provided further that Buyer or its affiliates may make any


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announcement or disclosure to current or future financing sources or subsequent purchasers or assignees of substantially all of the capital stock or assets of Buyer, or any Subsidiary or Affiliate thereof without consent of or disclosure to the Company or the Sellers.

                  Section 5.9       Appointment of Sellers' Representatives.

                           (a) By execution of a counterpart of this Agreement, each of the Sellers hereby irrevocably makes, constitutes and appoints the Sellers' Representatives as the representatives of the Sellers and as their agents and attorneys-in-fact with the power and authority to take all action on behalf of all Sellers with respect to (i) all matters provided for herein and required under this Agreement, including the resolution or dispute of any matters related to Article X, and (ii) any action or decision required to be made under the Escrow Agreement. The Sellers' Representatives shall act as a committee in accordance with the procedures set forth in the DGCL applicable to boards of directors of Delaware corporations and the provisions of the bylaws of the Company as in effect as of the date hereof applicable to the board of directors of the Company, and the Buyer shall be entitled to deal with the Sellers' Representatives on such basis.

                           (b) Actions by the Sellers' Representatives. The Company, Buyer, Escrow Agent, and all other Persons shall be entitled to rely, as conclusive evidence of any action, decision or notice by or from the Sellers' Representatives, on a written statement that the Sellers' Representatives have taken such action or decision or given such notice (a "Statement") tendered by (i) not less than two of the Sellers' Representatives, or (ii) any other Person whose name is provided to the Buyer and the Escrow Agent in a writing executed by each individual who is then a Sellers' Representative; and neither the Buyer, the Company, Escrow Agent nor any other Person shall be required to make any inquiry or investigation as to the accuracy of any Statement or shall be deemed to have knowledge, actual or constructive, that any Statement is not accurate in any respect. Each Sellers' Representative (i) hereby delegates the power and authority to such Persons to give Statements, (ii) shall be bound by any Statements,
         (iii) shall be estopped from asserting that any Statement is not accurate in any respect or does not bind the Sellers, and (iv) hereby releases the Company, the Buyer, the Escrow Agent and all other Persons from any liability arising from any action taken by them in reliance on any Statement.

                  Section 5.10 Indemnification of Sellers' Representatives. The Sellers hereby agree to indemnify, defend and save and hold harmless each of the Sellers' Representatives from and against any and all expenses, losses, claims, liabilities, and causes of action (including attorneys' fees) incurred by such Sellers' Representatives or asserted against such Sellers' Representative arising from his capacity as a Sellers' Representative, except to the extent that such Sellers' Representative is determined to have acted fraudulently or in breach of the provisions of this Agreement.


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                  Section 5.11 Additional Shares. The Company and Sellers shall use their best efforts (a) to cause John Sheehan to execute a counterpart of this Agreement on or before December 8, 1998 and if Mr. Sheehan shall fail to do so, the Sellers jointly and severally agree to reimburse the Buyer for the filing fees incurred by Buyer in filing the notification required under the HSR Act, and (b) to cause the performance of the obligations of Gerald J. Niminski as Trustee under the Nieminski Agreement.

                                   ARTICLE VI
                                   TERMINATION

                  Section 6.1 Termination. This Agreement may be terminated and the sale and purchase of the Stock may be abandoned, notwithstanding the approval thereof by the shareholders of the Company:

                           (a) within 15 days of the date hereof by Buyer or the Sellers' Representatives if Nieminski shall have failed to execute and deliver the Nieminski Agreement and the Nieminski Release on terms and conditions satisfactory to the Sellers' Representatives and Buyer; or

                           (b) at any time prior to Closing:

                                      (i) by mutual written consent of the
                  Company, Sellers' Representatives and Buyer;

                                     (ii) by either the Sellers' Representatives
                  or Buyer, if the sale and purchase of the Stock shall not have been consummated on or before December 31, 1998 (the "Termination Date");

                                    (iii) by Buyer, in the event that the
                  conditions to its obligations set forth in Article VIII hereof have not been satisfied or waived at or prior to the Termination Date;

                                     (iv) by the Sellers' Representatives, in
                  the event that the conditions to the Sellers' obligations set forth in Article VII hereof have not been satisfied or waived at or prior to the Termination Date;

                                      (v) by Buyer, if Nieminski shall have
                  failed to execute a release in the form of Exhibit D hereto (the "Nieminski Release");

                                     (vi) by either the Sellers' Representatives
                  or Buyer, if as of the Closing, 1998 EBITDA is estimated to be less than $7.0 million based on the good


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                  faith projection of such terminating party as evidenced in writing to the reasonable satisfaction of the other Parties;
                  and

                                    (vii) by Buyer if John Sheehan shall have
                  failed to have executed a counterpart to this Agreement as a Seller on or before December 8, 1998.

                  Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.8, 9.5 and 11.8 and the obligations of Buyer contained in Section 5.1 with respect to confidentiality, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligation of Sellers to transfer the Stock to Buyer on the Closing Date are subject, in the discretion of the Sellers' Representatives, to the satisfaction, on or prior to the Closing Date, except as contemplated by this agreement, of each of the following conditions:

                  Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                  Section 7.2 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                  Section 7.3 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Kirkland & Ellis, counsel to Buyer, substantially in the form of Exhibit E hereto.

                  Section 7.4 Payments. Buyer shall have tendered the Cash Purchase Price to Sellers and the Escrow Deposit to the Escrow Agent in accordance with Section 2.6.

                  Section 7.5 Certificates. Buyer will furnish Sellers with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by and satisfactory to Sellers and their counsel.


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                  Section 7.6 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

                  Section 7.7 Absence of Litigation. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Seller, the Company, its Subsidiary, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably would be expected to have a Material Adverse Effect.

                  Section 7.8 Documents to be Delivered by Buyer. At the Closing, Buyer shall have delivered to Sellers, the following documents, in each case duly executed or otherwise in proper form:

                           (a) Compliance Certificate. A certificate signed by the chief executive officer of the Buyer that each of the representations and warranties made by the Buyer in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                           (b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of the Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                           (c) Consents and Approvals. Material consents, if any, of third parties necessary for the Buyer to execute, deliver and perform this Agreement.

                           (d) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Sellers pursuant to the terms hereof.

                           (e) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request.

                  Section 7.9 Management Arrangements. Buyer shall have made arrangements with the members of the Executive Committee with respect to the bonus to be payable thereto with respect to the Company's 1999 earnings on terms and conditions satisfactory to the Executive Committee.


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                  Section 7.10 Additional Seller. John Sheehan shall have
executed a counterpart of this Agreement.

                                  ARTICLE VIII
                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to purchase the Stock as provided hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  Section 8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct when made and, except as contemplated by this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller and the Company shall have performed all agreements and covenants required hereby to be performed by either of them prior to or at the Closing Date.

                  Section 8.2 Consents; Releases. All consents, approvals and waivers from governmental authorities and other parties required or necessary as a result of the transactions contemplated hereby, including, without limitation, those set forth in Section 8.2 of the Disclosure Schedule, shall have been obtained, including under the HSR Act. Releases reasonably satisfactory in form and substance to Buyer and its counsel shall have been obtained from all of the persons and entities set forth in Section 8.2 of the Disclosure Schedule, including the Nieminski Release.

                  Section 8.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                  Section 8.4 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

                  Section 8.5 No Material Adverse Effect. During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or would reasonably be expected to have a Material Adverse Effect.

                  Section 8.6 Additional Seller. John Sheehan shall have executed a counterpart of this Agreement.

                  Section 8.7 Documents to be Delivered by Company. At the Closing, Company and Sellers shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:


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                           (a) Stock and Warrant Certificate(s). Stock
         certificates representing all of the outstanding shares of the Company's Common Stock and Preferred Stock and certificates representing all of the outstanding Warrants, in each case duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) either removed or properly canceled.

                           (b) Stock Options, etc. Evidence of the exercise, conversion or cancellation of all options, warrants, convertible securities and other rights or securities disclosed in Section 3.2(b) of the Disclosure Schedule, if any, in form and substance satisfactory to Buyer.

                           (c) Compliance Certificate. A certificate signed by a member of the Company's Executive Committee that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company and each of the Sellers has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                           (d) Opinion of Counsel. A written opinion of Sidley & Austin, counsel to the Company, and of counsel to each of the Sellers, each dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit F hereto.

                           (e) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                           (f) Escrow Agreement. The Escrow Agreement duly executed by the Escrow Agent, Company and Sellers.

                           (g) Articles; Bylaws; Good Standings. (i) A copy of the articles of incorporation of Company and Monogram certified as of a recent date by the Secretary of State of the State of California, (ii) a copy of the bylaws of the Company certified by the secretary of the Company, (iii) certificates of good standing for the Company and International Golf from the Secretary of State of the state of incorporation of each such company and from each other jurisdiction in which such company is required to qualify to do business, in each case dated not more than ten days prior to the Closing Date, (iv) copies of the Certificate of Suspension of Monogram from the Secretary of State of California, and (v) original or certified copy of the articles of incorporation and bylaws of International Golf, bearing the registration number and relative information issued by the Public Registry of Property of the City of Tijuana.


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                           (h) Consents and Approvals. Material consents, if
         any, of third parties necessary for the Company, or the Stockholders to execute, deliver and perform this Agreement.

                           (i) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                           (j) Releases. Fully executed UCC-3 Termination Statements and other terminations and/or releases necessary to terminate or release all Security Interests in, and Liens on, any assets of the Company or the Subsidiary relating to any Funded Debt.

                           (k) Resignations. Written resignations and releases of the directors and officers of the Company and International Golf.

                           (l) Nieminski Release; Employee and Executive Releases. The Nieminski Agreement and the Nieminski Release, duly executed by all parties thereto; and the Executive Release or Employee Release, as applicable, duly executed by each Executive or Specified Employee, as applicable.

                           (m) Subsidiary Shares. The shares of capital stock of each Subsidiary, duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) either removed or properly cancelled.

                           (n) Other Agreements. Evidence of the termination of each of (i) the Niemin Porter & Co. Redeemable Preferred Stock and Warrant Purchase Agreement dated March 5, 1991 between the Company, John R.C. Porter, Gerald J. Nieminski, Gerald J. Nieminski as Trustee of the Nieminski Living Trust and the Investors (as defined therein) (the "Preferred Stock Purchase Agreement"), (ii) the Registration Rights Agreement (as defined in the Preferred Stock Purchase Agreement) and (iii) the Voting Agreement dated March 5, 1991 between the Company, John R.C. Porter, Gerald J. Nieminski, Gerald J. Nieminski as Trustee of the Nieminski Living Trust and the Investors (as defined therein).

                           (o) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

                  Section 8.8 Absence of Litigation. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, the Company, its Subsidiary, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably would be expected to have a Material Adverse Effect.


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                  Section 8.9 Management Arrangements. Buyer shall have entered into formal arrangements with such members of management as Buyer shall determine, on terms and conditions satisfactory to Buyer in its sole discretion.

                  Section 8.10      Real Property.

                           (a) At the Closing, a title insurance company selected by Buyer (the "Title Company") shall have delivered policies of title insurance, issued at standard rates, insuring the Company's or as applicable, the Subsidiary's marketable title in and to the Owned Property in fee simple, the Company's or, as applicable, the Subsidiary's leasehold estate in any financeable Leased Property (a "Financeable Leasehold") and Lender's mortgage lien on the Owned Property and each Financeable Leasehold, in each case free and clear of all Encumbrances, and including such endorsements and affirmative coverages as Buyer and the Lender shall reasonably require (including without limitation non-imputation endorsements). Sellers shall provide all such affidavits, indemnities and other such information as the Title Company reasonably shall require in order to afford such coverage. Buyer and Sellers shall each bear 50% of the cost of obtaining such title insurance.

                           (b) Buyer shall have obtained a survey of each Owned Property and each Leased Property to which the Company or the Subsidiary holds a Financeable Leasehold conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Buyer, Lender, Title Company and the Company or the Subsidiary, showing no Encumbrances. Sellers and Buyer shall each bear 50% of the cost of obtaining such surveys.

                           (c) Buyer shall have received (i) from each landlord under a Lease an estoppel, (ii) from each landlord under a Lease described in Section 3.2(l)(ii) of the Disclosure Schedule, a consent to the transactions contemplated by this agreement and (iii) from each mortgagee and ground lessor of any Leased Property a nondisturbance agreement, in each case in form and substance reasonably satisfactory to Buyer and Lender. Lender shall receive from each landlord under a Lease designated by Lender an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable demised premises and such other matters as Lender shall have reasonably required.

                  Section 8.11 Financing. Buyer shall have received cash proceeds of financing from the Lender in an amount necessary to consummate the purchase of the Stock and Warrants and to pay all fees and expenses in connection therewith and to provide for ongoing working capital needs of Buyer and the Company, and having such terms and conditions as are satisfactory to Buyer in its sole discretion.


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                  Section 8.12 Due Diligence. Buyer shall have completed its due diligence review of the Company and the Subsidiary, and Buyer shall, in good faith, be satisfied with the results of such due diligence review.

                  Section 8.13 All Proceedings To be Satisfactory. All corporate and other proceedings to be taken by the Company or the Sellers in connection with the transactions contemplated hereby, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

                  Section 9.1 Further Assurances. On and after the Closing Date, Sellers and Buyer will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

                  Section 9.2       Tax Matters.

                           (a) As used herein, the term "Pre-Closing Period" shall mean any taxable year or period that ends on or before the Closing Date and that portion of any Straddle Period which occurs prior to the Closing Date and includes the Closing Date. As used herein, the term "Straddle Period" shall mean any taxable year or period beginning before and ending after the Closing Date. As used herein, the term "Post-Closing Period" shall mean any taxable year or period that begins after the Closing Date and that portion of any Straddle Period which occurs after the Closing Date.

                           (b) Sellers shall be responsible for the payment of any Taxes that are imposed on the Company with respect to any Pre-Closing Period; provided, however, that Sellers shall not be responsible for (i) any Taxes to the extent shown as a current obligation, liability or reserve on the Estimated Closing Balance Sheet (determined after giving effect to the exercise of the Options in accordance with Section 2.8) (the "Estimated Taxes"), and (ii) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Stock or the deemed purchase of the stock of any Subsidiary (such Taxes described in this proviso being referred to herein as "Excluded Taxes"). Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Period and in the event that the Estimated Taxes withheld from the Purchase Price pursuant to Section 2.3 exceed the actual Taxes paid by the Company with respect to the Pre-Closing Period, the Company shall pay to the Sellers' Representatives on behalf of the Sellers the amount of such excess. If, as a result


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         of any action, suit, investigation, audit, claim, assessment or amended
         Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Sellers would otherwise be liable pursuant to this Section 9.2, and such change results in a decrease in the Tax liability of the Company, any Subsidiary, Buyer or an Affiliate or successor of any thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle period beginning after the Closing Date, Sellers shall not be liable pursuant to this Section 9.2 with respect to such increase to the extent of such decrease.

                           (c) Buyer and the Company shall be responsible for the payment of any Taxes that are imposed on the Company with respect to any Post-Closing Period and for the payment of any Excluded Taxes.

                           (d) For purposes of this Section 9.2, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, such determination of the Taxes of the Company for the Pre-Closing Period and Post-Closing Period portions of the Straddle Period shall be determined:

                                    (i) in the case of Taxes that are either (x)
                           based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, loss, deduction and credit of Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that transactions that are not in the ordinary course of business and that occur on the Closing Date after the Closing shall be allocated to the portion of the Straddle Period beginning after the Closing Date; and

                                    (ii) in the case of Taxes not described in
                           clause (i) above that are imposed on a periodic basis and measured by the level of any item, the amount of such Taxes attributable to the Pre-Closing Period portion of the Straddle Period shall be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Period portion of the Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period.


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                           (e) None of Buyer or any Affiliate of Buyer shall (or
         shall cause or permit Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating to the Company with respect to any Pre-Closing Period without the prior written consent of the Sellers' Representatives, which consent shall not be unreasonably withheld.

                           (f) The Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Company for taxable years or periods ending on or before the Closing Date, and Sellers shall remit or cause to be remitted any Taxes (other than Excluded Taxes) due in respect of such Tax Returns; provided, that not less than 30 days prior to the proposed filing, and in any event, not later than 135 days after Closing, the Company shall cause a copy of such Tax Returns to be delivered to Sellers' Representatives for review and approval on behalf of the Sellers. Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date, and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Return.

                           (g) Buyer shall promptly notify Sellers in writing upon receipt by Buyer, any of its Affiliates or Company of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which would affect the Tax liabilities for which Sellers may be liable pursuant to this Agreement; provided, that any failure to notify Sellers shall only reduce Sellers' obligations under this Agreement to the extent that such failure or delay actually increases Sellers' liability or impairs Sellers' ability to contest any such liabilities.

                           (h) Subject to Section 9.2(i), Sellers shall, within 30 days of the receipt of any notice provided by Buyer to Sellers, give notice to Buyer that Sellers intend to represent the Company's interest in any Tax audit or administrative or court proceeding arising out of such notice and relating solely to Pre-Closing Periods or otherwise relating solely to Taxes for which Sellers may be liable pursuant to this Agreement, and to employ counsel of their choice at their expense; provided, that in the case of any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the Pre-Closing Period portion of a Straddle Period, Sellers shall be entitled to participate at their expense in such audit or proceeding; and provided, further, that Sellers shall not settle any Tax claim in a manner that increases the Company's or the Buyer's Post-Closing Period Taxes without the prior written consent of the Buyer. None of Buyer, any of its Affiliates or the Company may settle any Tax claim for any Taxes for which Sellers may be liable pursuant to this Agreement without the prior written consent of the Sellers' Representatives, which consent shall not be unreasonably withheld.


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                           (i) If Sellers do not give the notice to Buyer
         specified in Section 9.2(h) within the specified time after Buyer's notification of Sellers: (i) Buyer may choose to represent the Company's interest relating to Pre-Closing Periods (including the Pre-Closing Period portion of a Straddle Period) or otherwise relating to Taxes for which Sellers may be liable pursuant to this Agreement and to employ counsel of Buyer's choice at Sellers' expense and Sellers shall not be entitled to participate in any audit or proceeding; and
         (ii) Buyer, its Affiliates or the Company may settle any Tax claim arising out of such notice without the consent of Sellers and Sellers shall continue to be liable for any Pre-Closing Period Taxes other than Excluded Taxes.

                           (j) After the Closing Date, each of Sellers and Buyer shall (and shall cause their respective Affiliates to):

                             (i) assist the other party in preparing any Tax
                  Returns which such other party is responsible for preparing and filing in accordance with this Section 9.2;

                            (ii) cooperate fully in preparing for any audits of,
                  or disputes with taxing authorities regarding any Tax Returns of the Company;

                           (iii) make available to the other party and to any
                  taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

                            (iv) provide timely notice to the other party in
                  writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other party may have a liability under this Agreement;

                             (v) furnish the other with copies of all
                  correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

                            (vi) timely sign and deliver such certificates or
                  forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in this Section
                  9.2 or Section 11.8; and

                           (vii) timely provide to the other party powers of
                  attorney or similar authorizations necessary to carry out the purposes of this Section 9.2 and Section 11.8.

                  Section 9.3 Employee Benefits Matters. Each of Sellers acknowledges and agrees that as soon as practicable following the Closing Date, the Company shall prepare (or cause to be


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prepared) such filings and other materials and take (or cause to be taken) all further actions as are necessary to cause the Internal Revenue Service to issue a determination that the Cast Alloys, Inc. Savings and Retirement Plan is qualified under Section 401(a) of the Code and has been so qualified since the effective date of such plan. All costs, fees (including, but not limited to, attorneys' fees but excluding attorney's fees and costs incurred to prepare or file the initial determination letter request), expenses, and penalties incurred as a result of or in connection with the issuance by the Internal Revenue Service of such determination shall be the sole responsibility of Sellers, and Sellers shall indemnify and hold Buyer and the Company harmless from and against any such costs, fees, expenses or penalties. In addition, Sellers shall indemnify and hold Buyer and the Company harmless from and against any Losses that may be incurred by the Company as a result of any failure of the medical benefit plan maintained by the Company to have complied with the provisions of
Section 105(h) of the Code prior to or on the Closing Date.

                  Section 9.4 Transition. Neither the Sellers, their respective Affiliates, nor, prior to Closing, any officer, employee of agent of the Company, shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers and their Affiliates will refer all customer inquiries relating to the businesses of the Company to the Company from and after the Closing.

                  Section 9.5 Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, that such Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

                  Section 9.6 Subsidiary Shares. Each of Sellers acknowledges and agrees that following the Closing, the Company will file a formal petition with the appropriate Mexican court in the place of domicile of International Golf for either a judicial proceeding known as "Jurisdiccion Voluntaria" or a judicial proceeding known as "Juicio Ordinario Mescantil" to obtain a resolution declaring the Company and Buyer (or its designee) the legitimate owners of International Golf, (the


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"Subsidiary Share Proceeding"). Each of the Sellers hereby agrees to assist and cooperate fully with Buyer and the Company in connection with the Subsidiary Share Proceeding and make available to the Company such information, records or documents such Seller has that may be requested in connection with the Subsidiary Share Proceeding. Sellers hereby agree to indemnify, defend, and hold Buyer and the Company harmless from and against (i) any and all reasonable costs, fees (including, but not limited to attorney's fees) and expenses up to $50,000 and one-half of any such costs, fees and expenses in excess of $50,000, and (ii) any and all penalties and other Losses, in each case, incurred as a result of or in connection with the Subsidiary Share Proceeding, and as may be necessary following the Subsidiary Share Proceeding to cause the registered owners (other than the Company) of the Shares of International Golf to endorse and transfer such shares to Buyer (or its designee(s)) at no cost or expense to Buyer or the Company (or any such designee).

                                    ARTICLE X
                                 INDEMNIFICATION

                  Section 10.1 Survival, Representations and Warranties. The respective representations and warranties of the Company, Sellers and Buyer contained herein or in any certificates or other documents delivered at the Closing shall not be deemed waived or otherwise affected by any investigation, inquiry or examination made by or on behalf of any party hereto, or the knowledge of any party's officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The representations and warranties provided for in this Agreement shall survive for eighteen months beyond the Closing Date, except that (a) the representations and warranties set forth in Sections 3.2(k) and 3.2(w) shall survive until 90 days after the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.2(y) shall survive for a period of four (4) years after the Closing Date and (c) the representations and warranties set forth in Sections 3.1 and 3.2(b), (d) and (f) and Section 4.2 shall survive indefinitely; provided, that any representation or warranty in respect of which indemnity may be sought under this Article X, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The provisions of this Section 10.1 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing Date. The indemnification provisions contained in this Article X are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party hereto may have for any breach of any representation, warranty, or covenant; provided, however, that the indemnification provisions contained in this Article X constitute the sole and exclusive remedy for any claim which might otherwise be properly asserted under Section 10(b) of the Securities Exchange Act of 1934 or Section 17(a) of the Securities Act of 1933, or rules adopted thereunder where such claim is based primarily on a misrepresentation or omission alleged to (i) have been made recklessly by any of the Sellers or (ii) be the result of the gross negligence of any of the Sellers. The covenants and agreements in this Article X shall survive


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until such time as any claim for indemnification is finally settled in accordance with the terms hereof.

                  Section 10.2      Indemnification Obligation of Sellers.

                           (a) Each of the Sellers agrees to indemnify Buyer and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (including, from and after the Closing, the Company) (collectively, the "Buyer Indemnitees") in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, such Seller's Allocable Share of any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

                                      (i) any facts or circumstances which
                  constitute a misrepresentation or breach by the Company or any Seller set forth in this Agreement (including any Schedule), or any certificate delivered by the Company pursuant to this Agreement (provided that the Sellers' Representatives is given written notice of such Loss during the survival period specified in Section 10.1 above);

                                     (ii) any nonfulfillment or breach of any
                  covenant of the Company or any Seller set forth in this Agreement;

                                    (iii) any Funded Debt (but only to the
                  extent that such Funded Debt has not been deducted from the Purchase Price pursuant to Section 2.3);

                                     (iv) any matter set forth in Section
                  3.2(e), Section 3.2(p)(iii), Section 3.2(p)(v), Section 3.2(s) or Section 3.2(y) of the Disclosure Schedule;

                                      (v) any retroactive increase in insurance
                  premiums payable by the Company in respect of any insurance policy in effect in any Pre-Closing Period and properly allocable to such Pre-Closing Period except to the extent reflected as a current liability on the Closing Date Balance Sheet and the Working Capital Statement;

                                     (vi) expenses of the Company and the
                  Sellers incident to this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses and Taxes described in Section 11.8) except to the extent reflected as a current liability on the Closing Date Balance Sheet and the Working Capital Statement;

                                    (vii) obligations of the Company incurred in
                  connection with any severance obligation arising as a result of the Closing of the transactions


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                  contemplated by this Agreement (and not by any action of the
                  Company from and after the Closing) except to the extent reflected as a current liability on the Closing Date Balance Sheet and the Working Capital Statement;

                                   (viii) any dividend, distribution,
                  redemption, purchase or other payment in respect of the capital stock of the Company to the Sellers or any other payment or transfer by the Company to any Seller from and after the date hereof; and

                                     (ix) obligations (including any
                  indemnification obligations) of the Company incurred in connection with the agreements between the Company and Prudential Securities Incorporated dated April 27, 1998 as amended July 20, 1998.

                  (b) Each of the Sellers jointly and severally, agree to indemnify the Buyer Indemnitees in respect of, and save and hold each Buyer Indemnitee harmless and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (i) any obligations of the Company to any former shareholder of the Company or any Affiliate or successor in interest of any such former shareholder in respect of the shares of stock held thereby or other rights in respect of the Company's capital stock or earnings on or prior to the Closing Date, including any rights under the Option Plans; (ii) the Working Capital Rebate Amount, if any (but only to the extent that such Working Capital Rebate Amount has not been paid to Buyer in accordance with Section 2.4 hereof); (iii) the EBITDA Rebate Amount (plus interest), if any (but only to the extent that such EBITDA Rebate Amount has not been paid to Buyer in accordance with Section 2.7 hereof); (iv) Taxes allocable to any Pre-Closing Period, other than Excluded Taxes; (v) its ownership interest in or acquisition of such ownership interest in Monogram; (vi) the exercise of the Options and the subsequent sale to Buyer of the Option Shares by each of the Optionholders as contemplated by this Agreement; and (vii) the actions or proceedings addressed in Section 9.3 and 9.6.

                           (c) Notwithstanding the foregoing, the Sellers shall not be required to indemnify the Buyer Indemnitees in respect of any Losses Buyer suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) above (other than losses arising out of any misrepresentation or breach under any of Sections 3.2(b), (d), (e), (f), (h)(x), (h)(xi), (k), (x)
         and (z)) except to the extent that the aggregate of all such Losses exceeds $250,000; provided, that only such Losses which individually exceed $10,000 shall be included in the calculation of the $250,000 threshold described above. In no event shall the Sellers be obligated to indemnify the Buyer Indemnities hereunder in respect of any Losses any Buyer Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) above in the aggregate in excess of $12,500,000.

                           (d) To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers have agreed that, subject to


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         the provisions of this Section 10.2 and the other Sections of this
         Article X, the Escrow Deposit shall be withheld and placed in escrow at Closing for the purpose of securing the indemnification obligations to the Buyer Indemnitees under this Article X and Sections 2.4 and 2.7 of this Agreement. The Escrow Deposit shall be withheld and placed at Closing in an interest bearing escrow account with the Escrow Agent who shall hold and administer the Escrow Deposit in accordance with the terms of the Escrow Agreement.

                           (e) To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby each of the Sellers acknowledges and agrees, that in addition to any other remedies of Buyer, any liabilities of the Sellers under this Agreement may be satisfied by exercise by Buyer, in its sole discretion, of a right of offset against any amounts that are or shall be payable to the Sellers, including any such amounts payable in respect of the Earn-Out Amount; provided, that if any Seller fails to pay promptly any amount due pursuant to this Section 10.2 and in order to obtain such amounts Buyer exercises such right of offset, Buyer shall be entitled to exercise such offset in the full amount of all Losses notwithstanding the provisions of subsections (b) and (c) above.

                           (f) Each of the Sellers acknowledges that the agreement contained in this Article X is an integral part of the transactions contemplated by this Agreement and that, without such agreement, Buyer would not enter into this Agreement; accordingly, if any Seller fails to pay promptly the amounts due from such Seller pursuant to this Section 10.2 and in order to obtain such amounts, Buyer commences a suit against one or more of the Sellers to collect the amounts provided for herein, such Seller shall also be liable to pay to Buyer such Seller's Allocable Share of Buyer's reasonable costs and expenses (including attorneys' fees) in connection with the successful prosecution of any such suit.

                  Section 10.3 Indemnification Obligation of Buyer. Buyer will indemnify Sellers and their respective affiliates, stockholders, officers, managers, directors, employees, agents, representatives and successors and assigns (collectively, the "Seller Indemnitees") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication: (a) any facts or circumstances which constitute a misrepresentation or breach by Buyer set forth in this Agreement or any certificate delivered by Buyer pursuant to this Agreement (provided that Buyer is given written notice of such Loss during the applicable survival period specified in Section 10.1 above); or (b) any nonfulfillment or breach of any covenant or agreement of the Buyer set forth in this Agreement.

                  Section 10.4      Indemnification Procedures.

                           (a) Any Person making a claim for indemnification pursuant to Section 10.2 or 10.3 above (each, an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly


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         after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 10.2 or 10.3 above, as applicable, except to the extent that such failure actually harms the Indemnifying Party.

                           (b) With respect to the defense of any Proceeding brought by a third party against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in Section 10.2 or 10.3 above (a "Third Party Claim"), at its option an Indemnifying Party may appoint as lead counsel to defend such Third Party Claim any legal counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party; provided, that before the Indemnifying Party assumes control of such defense it must first:

                                    (i) notify the Indemnified Party within 30
                  days after the Indemnified Party has been given notice of the Third Party Claim, that the Indemnifying Party assumes responsibility for any and all Losses related to such Proceeding and the facts giving rise to such claim for indemnification and will unconditionally indemnify the Indemnified Party from and against the entirety of any Losses (subject to Section 10.2(b) or 10.3, as applicable) the Indemnified Party may suffer, resulting from, arising out of, relating to, in the nature of or caused by such Third Party Claim (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party); and

                                    (ii) in the event and to the extent that the
                  amount of any Loss which may result from the Third Party Claim if successfully asserted, or the facts giving rise to such claim, would be in excess of the lesser of $5,000,000 or the amount of funds then on deposit in the Escrow Account (such lesser amount, the "Available Escrow") furnish the Indemnified Party with commercially reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability to the extent it exceeds the Available Escrow.

                           (c) Notwithstanding Section 10.4(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred if the Indemnifying Party delays in assuming or does not assume control of such defense); (ii) the Buyer (or its designee) will be entitled to assume control of the defense of such claim, if such claim or Proceeding involves a claim by or against (A) a material customer of the Company or


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         Subsidiary or (B) a material supplier of the Company or the Subsidiary and in the case of this clause (B), the Company or Buyer in its reasonable business judgment believes that an adverse determination of such proceeding would be detrimental to or injure the Buyer or the Company's reputation or future business prospects; provided, that the Indemnified Party will not enter into any compromise or settlement of such claim or proceeding for which the Indemnifying Party would be liable hereunder without the prior written consent of the Indemnifying Party (which the Indemnifying Party will not unreasonably withhold);
         (iii) the Buyer (or its designee) will be entitled to assume control of the defense of such claim if such claim or Proceeding involves a claim by or against an employee or agent of the Company or its Subsidiary and such claim relates to actions or conditions alleged to have existed both prior to and following the Closing; provided, that the Sellers' Representatives will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; and provided, further that neither Buyer nor Sellers' Representatives will enter into any compromise or settlement of such claim or proceeding without the prior written consent of the other (not to be unreasonably withheld), (iv) if one or more Indemnifying Parties are named as defendants in such Proceeding, and if counsel appointed by the Indemnifying Parties in accordance with Section 10.4(b) hereof has advised that, in the opinion of such counsel under applicable principles of legal ethics, there is a conflict of interest that prohibits such counsel from representing the Indemnified Parties in addition to the Indemnifying Parties (or if a court should so determine), then the Indemnified Parties shall be entitled to participate in the defense of such claim using counsel of its choice and at the expense of the Indemnifying Parties; and in such event the provisions of Section 10.4(b) (with respect to the control of the defense of such proceeding) and Section 10.4(d) (with respect to the settlement or compromise of such Proceeding) shall continue to be applicable; (v) the Indemnifying Party will be required to relinquish control of the defense of such claim and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party if a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim or if the Indemnifying Party shall have failed to timely provide evidence required by subsection 10.4(b)(ii) above, which evidence shall also be required if the Available Escrow shall at any time after the Indemnifying Party assumes control of any Third Party Claim, become inadequate to satisfy the amount of any Loss which may result from such claim;

                           (d) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold; provided, that any such compromise or settlement shall provide for the full and final release of all claims against each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Parties) prior to entering into any compromise or settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding. The Indemnifying Party shall not enter into any compromise or settlement of any claim or Proceeding other than for money damages and not for injunctive or equitable relief.


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                  Section 10.5 Payment. Upon the determination of the liability under Article X or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other, as the case may be, within 10 days after such determination, the amount of any claim for indemnification made hereunder. Anything to the contrary herein notwithstanding, no Seller shall be obligated to make any payment to any Buyer Indemnitee pursuant to Section 10.2 (other than with respect to any claim for breach of Section 9.2 or Section 10.2) until and unless the Escrow Deposit is exhausted. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it under any instrument or agreement entered into pursuant to this Agreement or otherwise. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

                  Section 10.6 Waiver. Each Seller hereby agrees that he shall not make any claim for indemnification against the Company by reason of the fact that he was a shareholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any claim, action, suit, proceeding, complaint or demand brought by the Buyer against any Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise) or with respect to any Third Party Claim for which any Buyer Indemnitee is entitled to indemnification hereunder. Each Seller hereby acknowledges and agrees that he shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Seller to any of the Buyer Indemnitees hereunder.


                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or any of the Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers, except that Buyer may, without such consent, directly or indirectly, all of its rights and obligations under this Agreement to any of its Affiliates, any Person which provides financing to the Buyer or any of its Subsidiaries or any subsequent Buyer of the Buyer or its Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives


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and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

                  Section 11.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by telecopier, by certified mail, return receipt requested by reputable overnight courier (costs prepaid), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

                  If to Buyer:

                           Neenah Foundry Company
                           2121 Brooks Avenue
                           Neenah, Wisconsin 54957
                           Attention:       James K. Hildebrand
                           Telecopy No.:    (414) 729-3603

                  With copies (which shall not constitute notice to Buyer) to:

                           Citicorp Venture Capital, Ltd.
                           399 Park Avenue, 14th Floor, Zone 4
                           New York, NY 10043
                           Attention:       John D. Weber
                           Telecopy No.:    (212) 888-2940

                                    and

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, ANY  10022
                           Attention:       Kirk A. Radke, Esq.
                           Telecopy No.:    (212) 446-4900

                  If to the Company:

                           Niemin Porter & Co., d/b/a Cast Alloys, Inc.
                           20409 Prairie Street, Suite A
                           Chatsworth, California  91324
                           Attention:       Executive Committee


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                  With copies (which shall not constitute notice to the Company or Sellers) to:

                           Sidley & Austin
                           555 West Fifth Street, 40th Floor
                           Los Angeles, California  90013
                           Attention:       Moshe Kupietzky, Esq.
                           Telecopy No.: (213) 896-6600

                  If to Sellers:

                           c/o John R.C. Porter
                           805 St. James Ct.
                           Flatts Harbor, Bermuda
                           Telecopy No.: (441)-________

                  With copies (which shall not constitute notice to the Sellers) to:

                           Foley, Hoag & Eliot
                           One Post Office Square
                           Boston, Massachusetts
                           Attention:       Barry B. White
                           Telecopy No.: (617) 832-7000

                  SECTION 11.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES, PROVISIONS OR RULES (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR THE UNITED STATES OF AMERICA FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  Section 11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be amended, at any time prior to the Closing Date, by action taken by the Board of Directors of the Company and the Buyer; provided, that after approval of the sale and purchase of the Stock by the


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Stockholders, no amendment, which under applicable law may not be made without the approval of a majority of the Stockholders, may be made without such approval. This Agreement (including the provisions of this Section 11.4) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon each of the Sellers signatory hereto from the date first written above notwithstanding the fact that one or more of the other Sellers named on the signature pages hereto have not signed this Agreement.

                  Section 11.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  Section 11.8 Expenses. Except as otherwise provided herein, Sellers and Buyer will each be liable for their respective costs and expenses (including brokers' fees) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, that (i) any such costs and expenses incurred by the Company (including the fees and expenses of the Company's accountant in connection with the preparation and review of the Closing Date Balance Sheet) shall be deemed to have been incurred by Sellers and
(ii) Sellers shall pay any and all, stock transfer, real property transfer, transfer gains, stamp and other similar Taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to Buyer and the Title Company of the payment of such Taxes.

                  Section 11.9 Specific Performance. Each of the Buyer, the Company and Sellers acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the


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United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 11.3), in addition to any other remedy to which they may be entitled, at law or in equity.

                  Section 11.10 Time is of the Essence; Computation of Time. Buyer, Sellers and Company agree that time is of the essence with respect to every covenant, condition to be satisfied, and action to be taken hereunder, and shall proceed accordingly with respect to every action necessary, proper or advisable to make effective the transactions contemplated by this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

                  Section 11.11 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                    * * * * *


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written.

                   NEENAH FOUNDRY COMPANY

                   By: /s/   James K. Hildebrand
                       ---------------------------------------------------------
                       Name: James K. Hildebrand
                       Its:  CEO

                   NIEMIN PORTER & CO., d/b/a CAST ALLOYS,
                   INC.

                   By: /s    John R.C. Porter
                       ---------------------------------------------------------
                       Name: John R.C. Porter
                       Its:  Chairman

                    /s/ John R.C. Porter
                   -------------------------------------------------------------
                   JOHN R.C. PORTER

                                                                  EXECUTION COPY

                   ADHILL LIMITED PARTNERSHIP

                   By: /s/ Thomas H. Laller
                       ---------------------------------------------------------
                       Name: Thomas H. Laller
                       Its: GP Authorized Signatory

                   ADVENT INTERNATIONAL INVESTORS II
                   LIMITED PARTNERSHIP

                   By: /s/ Thomas H. Laller
                       ---------------------------------------------------------
                       Name: Thomas H. Laller
                       Its: GP Authorized Signatory

                   INTERNATIONAL NETWORK FUND LP

                   By: /s/ Thomas H. Laller
                       ---------------------------------------------------------
                       Name: Thomas H. Laller
                       Its: GP Authorized Signatory

                   ADVENT PERFORMANCE MATERIALS
                   LIMITED PARTNERSHIP

                   By: /s/ Thomas H. Laller
                       ---------------------------------------------------------
                       Name: Thomas H. Laller
                       Its: GP Authorized Signatory

                   /s/ Ajendra Singh
                   -------------------------------------------------------------
                   AJENDRA SINGH

                   /s/ Randy Kelch
                   -------------------------------------------------------------
                   RANDY KELCH

                                                                  EXECUTION COPY

                    /s/  John Sheehan
                   -------------------------------------------------------------
                   JOHN SHEEHAN